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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

Tetra Tech, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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January 11, 2013

DEAR TETRA TECH STOCKHOLDERS:

        You are cordially invited to attend the Annual Meeting of Stockholders of Tetra Tech, Inc., which will be held at the Westin Pasadena, 191 N. Los Robles Avenue, Pasadena, California 91101, on Tuesday, February 26, 2013, at 10:00 a.m. Pacific Time.

        Details of the business to be conducted at the annual meeting are given in the Notice of Annual Meeting of Stockholders and the proxy statement.

        We use the Internet as our primary means of furnishing proxy materials to our stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. Internet transmission and voting are designed to be efficient, minimize cost and conserve natural resources.

        Whether or not you plan to attend the annual meeting, please vote as soon as possible. As an alternative to voting in person at the annual meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. Voting by any of these methods will ensure your representation at the annual meeting.

        Thank you for your continued support of Tetra Tech. We look forward to seeing you at the annual meeting.

Dan L. Batrack Chairman and Chief Executive Officer

Pasadena, California

YOUR VOTE IS IMPORTANT

In order to ensure your representation at the annual meeting, you may submit your proxy and voting instructions via the Internet, by telephone or, if you receive a paper proxy card and voting instructions by mail, you may vote your shares by completing, signing and dating the proxy card as promptly as possible and returning it in the enclosed envelope. Please refer to the section entitled "Voting via the Internet, by Telephone or by Mail" on page 3 of the proxy statement for a description of these voting methods. If your shares are held by a bank or brokerage firm (your record holder) and you have not given your record holder instructions to do so, your broker will NOT be able to vote your shares with respect to any matter other than ratification of the appointment of the independent registered public accounting firm. We strongly encourage you to vote.

3475 East Foothill Boulevard
Pasadena, California 91107

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held February 26, 2013

        The Annual Meeting of Stockholders of Tetra Tech, Inc., a Delaware corporation, will be held on Tuesday, February 26, 2013, at 10:00 a.m. Pacific Time, at the Westin Pasadena, 191 N. Los Robles Avenue, Pasadena, California 91101, for the following purposes:

  (1)
  To elect seven members of our Board of Directors;

  (2)
  To vote on an advisory resolution to approve our executive compensation;

  (3)
  To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2013; and

  (4)
  To act upon such other matters as may properly come before the annual meeting or any adjournments or postponements thereof.

        These items of business are more fully described in the proxy statement. The record date for determining those stockholders who will be entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements thereof is January 3, 2013. A list of stockholders entitled to vote at the annual meeting will be available for inspection at our principal executive offices at the address listed above.

        Whether or not you plan to attend the annual meeting, please vote as soon as possible. As an alternative to voting in person at the annual meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing a completed proxy card. For detailed information regarding voting instructions, please refer to the section entitled "Voting via the Internet, by Telephone or by Mail," on page 3 of the proxy statement. You may revoke a previously delivered proxy at any time prior to the annual meeting. If you decide to attend the annual meeting and wish to change your proxy vote, you may do so automatically by voting in person at the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS
Janis B. Salin Senior Vice President, General Counsel and Secretary
Pasadena, California January 11, 2013

i

3475 East Foothill Boulevard
Pasadena, California 91107

PROXY STATEMENT

        These proxy materials are provided in connection with the solicitation of proxies by our Board of Directors. The proxies are for use at our 2013 Annual Meeting of Stockholders, which we will hold at 10:00 a.m. Pacific Time on Tuesday, February 26, 2013, at the Westin Pasadena, 191 N. Los Robles Avenue, Pasadena, California 91101. The proxies will remain valid for use at any meetings held upon adjournment of that meeting.

        The Notice of Annual Meeting, this proxy statement and our Annual Report for the fiscal year ended September 30, 2012, have been made available to all stockholders entitled to notice and to vote at the annual meeting. The Annual Report is not incorporated into this proxy statement and is not considered proxy soliciting material. The Annual Report is posted at the following website addresses: www.tetratech.com and www.proxyvote.com.

PURPOSE OF MEETING

        The annual meeting will be held for the following purposes:

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    To elect seven members of our Board of Directors (Proposal No. 1);

    •
    To vote on an advisory resolution to approve our executive compensation (Proposal No. 2);

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    To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2013 (Proposal No. 3); and

    •
    To act upon such other matters as may properly come before the annual meeting or any adjournments or postponements thereof.

VOTING

Voting Rights

        Only stockholders of record of our common stock on January 3, 2013 (the "Record Date") will be entitled to vote at the annual meeting. Stockholders who hold shares in "street name" may vote at the annual meeting only if they hold a valid proxy from their broker. On the Record Date, there were 64,384,548 shares of common stock outstanding.

        A majority of the outstanding shares of common stock entitled to vote at the annual meeting must be present or represented by proxy at the annual meeting in order to have a quorum. Stockholders of record who are present at the meeting in person or by proxy and who abstain from voting, including brokers holding customers' shares of record who cause abstentions to be recorded at the meeting, will be included in the number of stockholders present at the meeting for purposes of determining whether a quorum is present.

        Each stockholder of record is entitled to one vote at the annual meeting for each share of common stock held by such stockholder on the record date. In the election of directors, each director must be elected by the vote of the holders of a majority of the votes cast for the election of directors. A majority of the votes cast means that the number of votes cast "for" a director must exceed the number of votes cast "against" that director. Stockholders may not cumulate votes in the election of directors. A properly executed proxy marked "withhold authority" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. For Proposals 2 and 3, the affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked "abstain" with respect to any matter, as applicable, will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

        For shares held in "street name" through a broker or other nominee, the broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if stockholders do not give their broker or nominee specific instructions, their shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum.

        If the persons present or represented by proxy at the annual meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the Record Date, the annual meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum. The inspector of elections appointed for the annual meeting will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Admission to Meeting

        You are entitled to attend the annual meeting if you were a stockholder of record or a beneficial owner of our common stock on the Record Date, or you hold a valid legal proxy for the annual meeting. If you are a stockholder of record, you may be asked to present valid picture identification, such as a driver's license or passport, for admission to the annual meeting.

        If your shares are registered in the name of a bank or brokerage firm (your record holder), you may be asked to provide proof of beneficial ownership as of the Record Date, such as a brokerage account statement, a copy of the Notice of Internet Availability of Proxy Materials or voting instruction form provided by your bank, broker or other holder of record, or other similar evidence of ownership, as well as picture identification, for admission. If you wish to be able to vote in person at the annual meeting, you must obtain a legal proxy from your brokerage firm, bank or other holder of record and present it to the inspector of elections with your ballot at the annual meeting.

Recommendations of the Board of Directors

        Our Board of Directors recommends that you vote:

  •
  FOR each of the nominees of the Board of Directors (Proposal No. 1);

  •
  FOR the advisory resolution to approve our executive compensation (Proposal No. 2); and

  •
  FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2013 (Proposal No. 3).

Voting via the Internet, by Telephone or by Mail

        Holders of shares of our common stock whose shares are registered in their own name with our transfer agent, Computershare Investor Services, are record holders. As an alternative to voting in person at the annual meeting, record holders may vote via the Internet, by telephone or, for those stockholders who receive a paper proxy card in the mail, by mailing a completed proxy card.

        For those record holders who receive a paper proxy card, instructions for voting via the Internet, telephone or by mail are set forth on the proxy card. Stockholders who elect to vote by mail should sign and mail the proxy card in the addressed, postage paid envelope that was enclosed with the proxy materials, and your shares will be voted at the annual meeting in the manner you direct. In the event that you return a signed proxy card on which no directions are specified, your shares will be voted FOR each of the nominees of the Board of Directors (Proposal No. 1); FOR the advisory resolution regarding executive compensation (Proposal No. 2); FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2013 (Proposal No. 3); and in the discretion of the proxy holders as to any other matters that may properly come before the annual meeting or any postponement or adjournment of the annual meeting.

        Stockholders whose shares are not registered in their own name with Computershare are beneficial holders of shares held in street name. Such shares may be held in an account at a bank or at a brokerage firm (your record holder). As the beneficial holder, you have the right to direct your record holder how to vote your shares, and you will receive instructions from your record holder that must be followed in order for your record holder to vote your shares per your instructions. Many banks and brokerage firms have a process for their beneficial holders to provide instructions via the Internet or by telephone. If Internet or telephone voting is unavailable from your record holder, please complete and return the enclosed voting instruction card in the addressed, postage paid envelope provided. If your shares are held beneficially in street name and you have not given your record holder voting instructions, your record holder will not be able to vote your shares with respect to any matter other than ratification of the appointment of our independent registered public accounting firm. Shares held beneficially in street name may be voted by you in person at the annual meeting only if you obtain from your record holder a legal proxy giving you the right to vote such shares.

        For those stockholders who receive a Notice of Internet Availability of Proxy Materials (described under "Internet Availability of Proxy Materials" below), the Notice of Internet Availability of Proxy Materials provides information on how to access your proxy, which contains instructions on how to vote via the Internet or by telephone. If you received a Notice of Internet Availability, you can request a printed copy of your proxy materials by following the instructions contained in the notice.

Revocation of Proxies

        You may revoke or change a previously delivered proxy at any time before the annual meeting by delivering another proxy with a later date, by voting again via the Internet or by telephone, or by delivering written notice of revocation of your proxy to our Secretary at our principal executive offices before the beginning of the annual meeting. You may also revoke your proxy by attending the annual meeting and voting in person, although attendance at the annual meeting will not, in and of itself, revoke a valid proxy that was previously delivered. If you hold shares through a bank or brokerage firm, you must contact that bank or brokerage firm to revoke any prior voting instructions. You also may revoke any prior voting instruction by voting in person at the annual meeting if you obtain a legal proxy as described under "Admission to Meeting" above.

 INTERNET AVAILABILITY OF PROXY MATERIALS

        In accordance with Securities and Exchange Commission ("SEC") rules, we are using the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our proxy statement and annual report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. This makes the proxy distribution process more efficient and less costly, and helps conserve natural resources. If you previously elected to receive our proxy materials electronically, these materials will continue to be sent via email unless you change your election.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

        The names of persons who are nominees for director and their positions with us are set forth in the table below. The proxy holders intend to vote all proxies received by them for the nominees listed below unless otherwise instructed. The authorized number of directors is presently seven. Each of the current directors has been nominated for election by the Board of Directors upon recommendation of the Nominating and Corporate Governance Committee and has decided to stand for re-election.

        Proxies may not be voted for more than seven directors, and stockholders may not cumulate votes in the election of directors. In the event any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee who may be designated by the Board of Directors to fill the vacancy, if any. As of the date of this proxy statement, the Board of Directors is not aware that any nominee is unable or will decline to serve as a director. The seven nominees receiving the highest number of affirmative votes of the shares entitled to vote at the meeting will be elected to the Board of Directors to serve until the next annual meeting of stockholders and until their successors have been elected.

        No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee. The nominees do not have any family relationship among themselves or with any of our executive officers.

        The following table presents information concerning the nominees.

Name	Age	Position
Dan L. Batrack	54	Chairman, Chief Executive Officer, President, Director
Hugh M. Grant	76	Director
Patrick C. Haden	59	Director
J. Christopher Lewis	56	Presiding Director
Albert E. Smith	63	Director
J. Kenneth Thompson	61	Director
Richard H. Truly	75	Director

Vote Required

        Our bylaws provide for a majority voting standard in uncontested elections of directors. As such, in an election where the Board of Directors has determined that the number of nominees for director does not exceed the number of directors to be elected, a nominee for director will be elected to the Board of Directors to serve until the next annual meeting of stockholders, and until his or her successor has been duly elected and qualified, if the number of shares voted for the nominee exceeds the number of shares voted against the nominee and also represents the affirmative vote of a majority of the required quorum. The required quorum for a meeting of our stockholders is a majority of the outstanding shares of common stock. The majority voting standard would not apply, however, if the Board of Directors determines that the number of nominees for director exceeds the number of directors to be elected. In that case, the nominees receiving the highest number of affirmative votes of the shares entitled to vote at the meeting would be elected.

        The majority voting standard will apply to the election taking place at the meeting. Consequently, in order to be elected, a nominee must receive more votes "for" than "against" and the number of votes "for" must be at least a majority of the required quorum.

 Board Composition, Skills and Experience

        We do not expect or intend that each director will have the same background, skills and experience. Rather, we expect that Board members will have a diverse portfolio of backgrounds, skills and experiences. One goal of this diversity is to assist the Board of Directors as a whole in its oversight and advice concerning our business and operations. Listed below are key skills and experience that we consider important for our directors to have in light of our current business and structure.

  •
  Senior Leadership Experience.  Directors who have served in senior leadership positions are important to us as they bring experience and perspective in analyzing, shaping and overseeing the execution of important operational and policy issues at a senior level.

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  Public Company Board Experience.  Directors who have served on other public company boards can offer advice and insights with regard to the dynamics and operation of a board of directors; the relations of a board to the Chief Executive Officer and other management personnel; the importance of particular agenda and oversight matters; and oversight of a changing mix of strategic, operational and compliance-related matters.

  •
  Business Development and Mergers and Acquisitions ("M&A") Experience.  Directors who have a background in business development and in M&A transactions can provide insight into developing and implementing strategies for growing our business through combinations with other organizations. Useful experience in this area includes analysis of the "fit" of a proposed acquisition with a company's strategy, the valuation of transactions and management's plan for integration with existing operations.

  •
  Financial Expertise.  Knowledge of financial markets, financing and funding operations, and accounting and financial reporting processes is important because it assists our directors in understanding, advising and overseeing our capital structure, financing and investing activities, financial reporting, and internal control of such activities.

  •
  Industry and Technical Expertise.  Because we are a provider of consulting, engineering, program management, construction and technical services focusing on water, natural resources, environment, infrastructure and energy, education or experience in these fields is useful in understanding our various services, the potential expansion of those services, and the market segments in which we compete.

  •
  Government Expertise.  Since approximately 37% of our revenue in fiscal 2012 was derived from U.S. federal government clients, directors who have served in government positions can provide experience and insight into working constructively with government agencies and administrators, and addressing significant public policy issues in areas related to our business and operations.

Business Experience and Qualifications of Nominees

        Mr. Batrack joined our predecessor in 1980. He has served as our Chief Executive Officer ("CEO") and a director since November 2005, and was named Chairman in January 2008. He has also served as our President since October 2008. Mr. Batrack has served in numerous capacities over the last 30 years, including project scientist, project manager, operations manager, senior vice president and president of an operating unit. He has managed complex programs for many small and Fortune 500 clients, both in the United States and internationally. Mr. Batrack holds a B.A. degree in Business Administration from the University of Washington.

        Mr. Batrack provides to the Board executive leadership and vision, together with an extensive network of client and industry relationships. His thorough knowledge of our business, strategy, people, operations, competition and financial position, as evidenced by our strong growth during his tenure as CEO, provides us with strong leadership focused on long-term performance and stockholder value.

        Mr. Grant joined our Board in January 2003. He spent approximately 38 years with Ernst & Young LLP (and its predecessor, Arthur Young & Company) where, among other things, he was Vice-Chairman and Regional Managing Partner of the Western United States, which had 2,000 employees. While at Ernst & Young, Mr. Grant served as the audit partner in charge of several large public companies, including those in the engineering and construction and defense industries. He also served on Ernst & Young's Management Committee for ten years. Mr. Grant retired from Ernst & Young in 1996. From 2000 to 2008, he served as a director of IndyMac Bancorp, Inc., the holding company for IndyMac Bank, and as a director of IndyMac Bank. He also served on IndyMac's audit, management development and compensation, corporate governance and capital committees during his tenure. Mr. Grant also serves as a director and a member of the audit/finance committees of a non-profit entity.

        Mr. Grant has an in-depth understanding of the preparation and analysis of financial statements, and is considered an "audit committee financial expert" under SEC rules, based on his lengthy experience as a certified public accountant practicing public accounting. Mr. Grant's extensive accounting and financial knowledge is an invaluable asset to the Board in its oversight of the integrity of our financial statements and the financial reporting process. In addition, he has leadership and management experience, which is complemented by his prior service as a public company outside director.

        Mr. Haden has been a member of our Board since December 1992. Since August 2010, Mr. Haden has served as the Athletic Director of the University of Southern California. From 1987 to August 2010, he was a general partner of Riordan, Lewis & Haden ("RLH"), a Los Angeles-based private equity firm that invests in high-growth middle market enterprises. During his tenure at RLH, he was a director of several portfolio companies. Since 2009, he has served as a director and a member of the audit committee of Avella Specialty Pharmacy, an RLH portfolio company. In addition, Mr. Haden has served since 2006 as Chairman of the Board, and on several committees, of TCW Strategic Income Fund, Inc., a diversified, closed-end management investment company, and The TCW Funds, a registered investment company. From 2000 to 2008, he served as a director of IndyMac Bancorp, Inc., the holding company for IndyMac Bank, and as a director of IndyMac Bank. He also served on IndyMac's strategic planning, information technology and compensation committees during his tenure. Mr. Haden also serves on the board of the Rose Hills Foundation and the Fletcher Jones Foundation.

        Mr. Haden brings to the Board his affiliation with a prestigious university, together with his demonstrated abilities in leadership, management and motivation. Through his prior relationship with RLH, he provides significant experience in finance and investment, and in M&A transactions. Mr. Haden's service as a director of a public company board brings cross-board experience. He is also an attorney.

        Mr. Lewis has been a member of our Board since February 1988. He currently serves as the Presiding Director of our Board and, as such, chairs the executive sessions of the Board meetings. Mr. Lewis co-founded RLH, and has been its Managing Director since 1982. From 1999 to 2009, he served as a director of SM&A, a provider of management consulting, proposal management and program support services. Mr. Lewis currently serves as a director, and on the audit and compensation committees, of several privately held companies, including The Chartis Group, RGM Group, Secure Mission Solutions and Silverado Senior Living.

        As a Managing Director of a private equity firm, and as a director of several companies, Mr. Lewis brings to the Board significant senior leadership, management, operational and financial experience. He has extensive experience in evaluating new business opportunities, which strengthens our ability to select strategic acquisitions. Mr. Lewis also brings experience as a public company outside director.

        Mr. Smith has been a member of our Board since May 2005. He served as Chairman from March 2006 to January 2008, after having served as Vice Chairman since September 2005. Mr. Smith is a former member of the U.S. Secretary of Defense's Defense Science Board, serving from 2002 to 2005. He was an Executive Vice President of Lockheed Martin and President of its Integrated Systems & Solutions business until 2004. From 1999 to 2003, Mr. Smith was Executive Vice President of Lockheed Martin's Space

Systems Company. Prior to that, Mr. Smith was President of Government Systems at Harris Corporation. He has also worked for the Central Intelligence Agency, where he received the Intelligence Medal of Merit. Mr. Smith has served as a director of the Curtiss-Wright Corporation, a multinational provider of highly engineered products and services, and as a member of its finance and compensation committees, since 2006. He has served as a director of CDI Corporation, a professional services company, and as a member of its finance and compensation committees, since 2008. Mr. Smith also served on the Board of Trustees of Aerospace Corporation from 2005 to 2007.

        Mr. Smith has over 20 years of executive, management and operational experience, including his leadership roles with us and at Lockheed Martin Corporation. He brings broad knowledge of the federal defense industry, specifically in the areas of aerospace, systems and processes, and the engineering services business. Mr. Smith has an engineering degree, which gives him a technical understanding of our business. In addition, he has experience as a director of other public companies, which positions him to provide his insights into a variety of corporate governance practices and other board functions.

        Mr. Thompson joined our Board in April 2007. Since 2000, he has been the President and Chief Executive Officer of Pacific Star Energy, LLC, a private energy investment firm. Mr. Thompson, through Pacific Start Energy, is a co-owner of the Alaska Venture Capital Group LLC, a private oil and gas exploration firm. From 1998 to 2000, he was the Executive Vice President for ARCO's Asia-Pacific Region. In this role, Mr. Thompson led ARCO's Asia-Pacific operating companies. In previous positions, Mr. Thompson was head of ARCO's oil and gas research and technology center and was responsible for global technology strategy and energy technology transfer to more than 20 countries. Mr. Thompson served in various technical and management roles at ARCO from 1974 to 2000. Mr. Thompson has served since 1999 as a director of Alaska Air Group, Inc., a holding company for Alaska Airlines and Horizon Air Industries, and is a member of its compensation (chair) and safety committees. He has served as a director of Coeur d'Alene Mines Corporation since 2002, and is a member of its governance/nominating, audit and safety/environmental committees. Mr. Thompson has served since August 2011 as a director of Pioneer Natural Resources, a large independent oil and gas exploration and production company, and is a member of its governance/nominating and compensation committees. He also serves on the board of Provision Ministry Group, a non-profit organization.

        Through Mr. Thompson's various executive positions, including the role of CEO, he brings to the Board leadership, risk management, operations, strategic planning, engineering, environmental, safety and regulatory experience. He also brings expertise in mining, our fastest growing commercial sector, and in oil and gas, in which we are expanding our environmental and process engineering practices. Mr. Thompson also has experience as a director of other public companies, which enables him to provide insights into a variety of strategic planning, compensation, finance and governance practices.

        Admiral Truly joined our Board in April 2003. He is the former Executive Vice President of Midwest Research Institute ("MRI"). Prior to joining MRI in 1997, Admiral Truly was Vice President of the Georgia Institute of Technology, and Director of the Georgia Tech Research Institute, from 1992 to 1997. From 1989 to 1992, he served as the eighth Administrator of the National Aeronautics and Space Administration ("NASA") under President George H.W. Bush, and prior to that, he had a distinguished career in the U.S. Navy and NASA, retiring from the Navy as Vice Admiral. Admiral Truly was an astronaut with NASA and piloted the Columbia, commanded the Challenger, and in 1986 led the investigation of the Challenger accident. Admiral Truly was awarded the Presidential Citizens Medal, has served on the Defense Policy Board and Army Science Board, and is a member of the National Academy of Engineering. From 2005 to 2010, he served as a director of Xcel Energy, Inc., an electric power and natural gas utility. Admiral Truly also served on Xcel's finance, governance, compensation and nominating, and nuclear environmental and safety committees during his tenure. He has served as a director of Edenspace Systems Corp., Inc., a private company, since 2005, and as a director of Suntricity Corporation, a private company, since 2011. Admiral Truly also serves on the boards, and on various committees, of Regis University, the Colorado School of Mines and the Astronaut Memorial Foundation.

        As a retired Vice Admiral of the U.S. Navy, Admiral Truly brings to the Board extensive knowledge of the federal government, particularly the U.S. Department of Defense. The agencies of the Department of Defense are, collectively, our largest client. As the former Administrator of NASA, one of our clients, he brings a broad understanding of NASA's structure, goals and procedures. Admiral Truly also possesses an extensive background in the engineering services business, and his engineering degree gives him a technical understanding of our business. Admiral Truly also has experience serving as a public company outside director.

Chairman Emeritus

        Dr. Li-San Hwang has served as our Chairman Emeritus since March 2006. As Chairman Emeritus, Dr. Hwang is invited to attend Board and Board committee meetings, but he does not have voting rights. Chairman Emeritus is an unpaid position; however, we reimburse Dr. Hwang for his attendance-related expenses.

        Dr. Hwang joined our predecessor in 1967 and led our acquisition of the Water Management Group of Tetra Tech, Inc., a subsidiary of Honeywell Inc., in March 1988. He served as our Chief Executive Officer from our formation until November 2005. Dr. Hwang has served as an advisor to numerous government and professional society committees and has published extensively in the field of hydrodynamics. He is a graduate of the National Taiwan University, Michigan State University and the California Institute of Technology, holding B.S., M.S. and Ph.D. degrees, respectively, in Civil Engineering, specializing in water resources.

Independent Directors

        Upon recommendation of the Nominating and Corporate Governance Committee, our Board of Directors has determined that, as of the date of this proxy statement, each member of the Board of Directors other than Mr. Batrack is independent under the criteria established by NASDAQ for director independence. The NASDAQ criteria include various objective standards and a subjective test. A member of the Board of Directors is not considered independent under the objective standards if, for example, he is, or at any time during the past three years was, employed by us. Mr. Batrack is not independent because he is an employee.

        All members of each of our Audit, Compensation, Nominating and Corporate Governance, and Strategic Planning committees are independent directors. In addition, upon recommendation of the Nominating and Corporate Governance Committee, the Board has determined that the members of the Audit Committee meet the additional independence criteria required for audit committee membership under applicable NASDAQ listing standards.

        The subjective test under NASDAQ criteria for director independence requires that each independent director not have a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The subjective evaluation of director independence by the Board of Directors was made in the context of the objective standards referenced above. In making its independence determinations, the Board of Directors considers the transactions and other relationships between us and each director and his or her family members and affiliated entities. The Board of Directors determined that there were no transactions or other relationships that exceeded NASDAQ objective standards and none would otherwise interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Corporate Governance

        We are committed to excellence in corporate governance and maintain clear policies and practices that promote good corporate governance. Many of these policies and practices are designed to ensure compliance with the listing requirements of NASDAQ and applicable corporate governance requirements, including the following:

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    the Board has adopted clear corporate governance policies;

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    a majority of our Board members are independent of us and our management;

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    the independent members of our Board meet regularly in executive session without the presence of management;

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    all members of the Board committees are independent;

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    the charters of our Board committees clearly establish their respective roles and responsibilities;

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    we have a clear Code of Business Conduct that applies to our directors, officers and employees;

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    we have a hotline available to all employees for the anonymous submission of employee complaints, and all complaints relating to accounting, internal controls or auditing matters go directly to the Chairman of our Audit Committee;

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    our Finance Code of Professional Conduct is a code of ethics that applies to our principal executive officer and all members of our finance department, including our principal financial officer and principal accounting officer;

    •
    our internal audit control function maintains critical oversight over the key areas of our business and financial processes and controls, and reports directly to our Audit Committee; and

    •
    we have stock ownership guidelines for our non-employee directors and executive officers.

        Key information regarding our corporate governance initiatives can be found on our website, www.tetratech.com, including our Corporate Governance Principles, Code of Business Conduct, Finance Code of Professional Conduct, and the charter for each committee of the Board of Directors. The corporate governance page can be found by clicking on "Corporate Governance" in the Investor Relations section of our website.

Board Leadership Structure

        Our Board of Directors believes strongly in the value of an independent board of directors. Currently, all directors other than Mr. Batrack are independent. We have established a Presiding Director role with broad authority and responsibility, as described further below. The independent members of the Board also meet regularly without management, which meetings are chaired by the Presiding Director. Mr. Lewis currently serves as the Presiding Director, and Mr. Batrack currently serves as our Chairman and CEO.

        The Board believes that it should maintain flexibility to select our Chairman and board leadership structure from time to time. Our policies do not preclude the CEO from also serving as Chairman of the Board. Combining the Chairman and CEO roles fosters clear accountability, effective decision-making and alignment on corporate strategy. In light of Mr. Batrack's knowledge of our company and its industry, and his experience successfully navigating us through both strong and challenging periods, his ability to speak as Chairman and CEO provides us with strong unified leadership.

        The Board believes the role of Chairman and CEO, together with the role of the Presiding Director, provides an appropriate balance in our leadership. The role given to the Presiding Director helps ensure a strong, independent and active Board.

        The Presiding Director is elected by and from the independent directors. The Presiding Director has the following roles and responsibilities:

    •
    scheduling meetings of the independent directors;

    •
    chairing the separate meetings of the independent directors;

    •
    serving as principal liaison between the independent directors and the Chairman and CEO on sensitive issues;

    •
    communicating from time to time with the Chairman and CEO, and disseminating information to the rest of the Board of Directors as appropriate;

    •
    providing leadership to the Board of Directors if circumstances arise in which the role of the Chairman may be, or may be perceived to be, in conflict;

    •
    being available, as appropriate, for communication with stockholders; and

    •
    overseeing, with the Chairman of the Nominating and Corporate Governance Committee, the annual self-evaluation of the Board of Directors.

The Role of the Board of Directors in Risk Oversight and Management Continuity

        We believe that risk is inherent in the pursuit of long-term growth opportunities. Our management is responsible for day-to-day risk management activities. The Board of Directors, acting directly and through its committees, is responsible for the oversight of our risk management. With the oversight of the Board, we have implemented an enterprise risk management ("ERM") program with practices and policies designed to help manage the risks to which we are exposed in our business and to align risk-taking appropriately with our efforts to increase stockholder value.

        The Strategic Planning Committee is responsible for the oversight of the ERM. Our Vice President of Contract Risk Management reports the status of the ERM to the Strategic Planning Committee on a semi-annual basis. The reports address our risk management effectiveness, those projects that may significantly impact our financial condition, and any new risk issues and mitigation measures that have been implemented.

        As part of the overall risk oversight framework, other committees of the Board also oversee certain categories of risk associated with their respective areas of responsibility. For example, the Audit Committee oversees matters related to accounting and financial reporting, financial metrics and measures, liquidity and cash flow, tax and treasury, litigation and claims, and compliance with the Sarbanes-Oxley Act of 2002. The Compensation Committee oversees compensation-related risk management, as discussed further under "Compensation Committee" and in the "Compensation Governance" portion of the "Compensation Discussion and Analysis." The Nominating and Corporate Governance Committee is responsible for our Code of Business Conduct and anti-fraud measures.

        Each committee reports to the full Board on its activities. In addition, the Board participates in regular discussions among the directors and with our senior management with respect to several core subjects in which risk oversight is an inherent element, including strategy, operations, finance, mergers and acquisitions, and legal matters. The Board of Directors believes that the leadership structure described above under "Board Leadership Structure" facilitates the Board's oversight of risk management because it allows the Board, with leadership from the Presiding Director and working through its committees, including the independent Audit Committee, to participate actively in the oversight of management's actions.

        A key responsibility of the Board and our CEO is ensuring that an effective process is in place to provide continuity of leadership over the long term at all levels in the company. Each year, succession planning reviews are held at each business group level, culminating in a full review of senior leadership talent by the independent directors. During this review, the CEO and the independent directors discuss future candidates for senior leadership positions, succession timing for those positions, and development plans for the highest-potential candidates. This process ensures continuity of leadership over the long term, and it forms the basis on which we make ongoing leadership assignments.

Board Meetings and Committees

        During fiscal 2012, our Board of Directors held six meetings. During this period, all of the incumbent directors attended or participated in more than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which each such director served, during the period for which each such director served. Our directors are strongly encouraged to attend the annual meeting of stockholders, and all of our directors attended last year's annual meeting.

        We have four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Strategic Planning Committee. Each of these committees has a written charter approved by the Board of Directors. A copy of each charter can be found by clicking on "Corporate Governance," then "Board Committees" in the Investor Relations section of our website at www.tetratech.com. The members of the committees, as of the date of this proxy statement, are identified in the following table.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Strategic Planning Committee
Hugh M. Grant	Chairman	X	X
Patrick C. Haden		X	Chairman
J. Christopher Lewis	X	X	X
Albert E. Smith				Chairman
J. Kenneth Thompson	X	Chairman	X	X
Richard H. Truly		X	X	X

Audit Committee

        The Audit Committee is responsible for reviewing the financial information that will be provided to stockholders and others; reviewing the system of internal controls that management has established; appointing, retaining and overseeing the performance of our independent registered public accounting firm; overseeing our accounting and financial reporting processes and the audits of our financial statements; and pre-approving audit and permissible non-audit services provided by the independent registered public accounting firm. This committee held five meetings during fiscal 2012. Our Board has determined that Mr. Grant is an "audit committee financial expert" as defined in Item 407(d) of Regulation S-K. Each member of this committee is an independent director and meets each of the other requirements for audit committee members under applicable NASDAQ listing standards.

Compensation Committee

        The Compensation Committee's basic responsibility is to review the performance and development of our management in achieving corporate goals and objectives and to assure that our senior executives are compensated effectively in a manner consistent with our strategy, competitive practice, sound corporate governance principles and stockholder interests. Toward that end, this committee oversees, reviews and administers our compensation and equity plans.

        The Compensation Committee's responsibilities and duties include an annual review and approval of our compensation strategy to ensure that it promotes stockholder interests and supports our strategic and tactical objectives, and that it provides appropriate rewards and incentives for management and employees, including a review of compensation-related risk management. During fiscal 2012, the Compensation Committee performed these oversight responsibilities and duties by, among other things, reviewing our compensation practices and policies generally, including an evaluation of the design of our executive compensation program, in light of our risk management policies and programs. Additional information regarding the Compensation Committee's risk management review appears in the "Compensation Governance" portion of the "Compensation Discussion and Analysis" section of this proxy statement.

        This committee held five meetings during fiscal 2012. Each member is an independent director under the applicable NASDAQ listing standards, an "outside director" as defined in Section 162(m) of the Internal Revenue Code (the "Code"), and a "non-employee director" as defined in Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act").

        The Compensation Committee has the exclusive authority and responsibility to determine all aspects of executive compensation packages for executive officers, other than input from the Audit Committee concerning the Chief Financial Officer's compensation. The Compensation Committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits, although the CEO, together with the Human Resources staff, present compensation and benefit proposals to the Compensation Committee. For additional information concerning the Compensation Committee's processes and procedures for consideration and determination of executive officer compensation, see the "Compensation Discussion and Analysis" section of this proxy statement.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee is responsible for overseeing, reviewing and making periodic recommendations concerning our corporate governance policies, and for recommending to the full Board candidates for election to the Board of Directors. This committee is also responsible for making recommendations to the full Board regarding the compensation of non-employee directors by means of an annual review of the market practices for non-employee directors for companies in our peer group. The Nominating and Corporate Governance Committee held four meetings during fiscal 2012. Each member is an independent director under applicable NASDAQ listing standards.

        Nominees for the Board of Directors should be committed to enhancing long-term stockholder value and must possess a high level of personal and professional ethics, sound business judgment and integrity. The Board of Directors has codified the standards for directors in our Corporate Governance Principles. These Principles provide that the Nominating and Corporate Governance Committee will work with the Board to determine the appropriate characteristics, skills and experiences for the Board as a whole and its individual members with the objective of having a Board with diverse backgrounds and experience. Characteristics expected of all directors include independence, integrity, high personal and professional ethics, sound business judgment, and the ability and willingness to commit sufficient time to the Board. In evaluating the suitability of individual Board members, the Nominating and Corporate Governance Committee takes into account many factors, including general understanding of business development and strategy, risk management, finance, financial reporting and other disciplines relevant to the success of a publicly traded company in today's business environment; understanding of our business and the issues affecting that business; education and professional background; personal accomplishment; and diversity. With regard to diversity, we are committed to considering candidates for the Board regardless of gender, ethnicity and national origin. Final approval of a candidate will be determined by the full Board. The Board will evaluate each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound judgment using its diversity of experience. The Committee evaluates each incumbent director to determine whether he or she should be nominated to stand for re-election, based on the types of criteria outlined above as well as the director's contributions to the Board during that director's current term.

        The brief biographical description of each nominee set forth in the "Business Experience and Qualifications of Nominees" section above includes the primary individual experience, qualifications, attributes and skills of each of our directors that led to the conclusion that each director should serve as a member of the Board of Directors at this time.

        In recommending candidates for election to the Board of Directors, our Nominating and Corporate Governance Committee considers nominees recommended by directors, officers and others, using the same criteria to evaluate all candidates. The committee reviews each candidate's qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board of Directors. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the Nominating and Corporate Governance Committee recommends the candidate for consideration by the full Board of Directors. The committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees. To recommend a prospective nominee for the Nominating and Corporate Governance Committee's consideration, stockholders should submit the candidate's name and qualifications to our Secretary in writing at the following address: Tetra Tech, Inc., Attn: Secretary, 3475 E. Foothill Boulevard, Pasadena, California 91107.

        When submitting candidates for nomination to be elected at our annual meeting of stockholders, stockholders must also follow the notice procedures and provide the information required by our bylaws. In particular, for the Nominating and Corporate Governance Committee to consider a candidate recommended by a stockholder for nomination at the 2014 annual meeting, the recommendation must be delivered or mailed to and received by the Secretary at our principal executive offices on or between October 13, 2013 and November 12, 2013 (or, if the 2014 annual meeting is not held within 30 days of the anniversary of the date of the 2013 annual meeting, no later than the tenth day following the date of our public announcement of the date of the 2014 annual meeting). The recommendation must include the same information as is specified in our bylaws for stockholder nominees to be considered at an annual meeting, including the following:

  •
  the name and address of the stockholder who intends to make the nomination and of the person to be nominated;

  •
  a representation that the stockholder is a record holder of our common stock on the date of such notice and intends to appear in person or by proxy at the meeting to nominate the person specified in the notice;

  •
  a description of all arrangements or understandings between the stockholder and the nominee or any other person (naming such person) pursuant to which the nomination is to be made by the stockholder;

  •
  information regarding the nominee that would be required to be included in our proxy statement by the rules of the SEC, including the nominee's age, business experience for the past five years and any other directorships held by the nominee, including directorships held during the past five years; and

  •
  the consent of the nominee to serve as a director if so elected.

Strategic Planning Committee

        The Strategic Planning Committee is responsible for reviewing management's long-term strategy and making a recommendation to the Board regarding that strategy; reviewing and recommending to the Board certain strategic decisions regarding our exit from existing lines of business and entry into new lines of business; reviewing acquisitions, joint ventures, investments or dispositions of businesses and assets, and the financing of these transactions; reviewing the allocation of corporate resources recommended by management, including their relationship with our long-term business objectives and strategic plans; and

assessing how technology influences our business strategy and resource allocation. As previously noted, the Strategic Planning Committee is also responsible for the oversight of the ERM. This committee held two meetings during fiscal 2012. Each member of this committee is an independent director under applicable NASDAQ listing standards.

Director Compensation

        This section provides information regarding the compensation policies for non-employee directors and amounts paid and securities awarded to these directors in fiscal 2012. Non-employee directors typically do not receive forms of remuneration, perquisites or benefits other than those described below, but are reimbursed for their expenses in attending meetings.

Fiscal 2012 Cash Compensation

        During fiscal 2012, cash fees earned by non-employee directors were as follows:

  •
  annual retainer of $50,000 for serving on the Board of Directors for the year of Board service beginning upon election at the 2012 Annual Meeting of Stockholders;

  •
  additional annual retainer fee of $15,000 for the Presiding Director and the Chairman of the Audit Committee;

  •
  additional annual retainer fee of $5,000 for the Chairmen of the Compensation Committee, the Nominating and Corporate Governance Committee and the Strategic Planning Committee;

  •
  additional fee of $2,000 per in-person or telephonic Board meeting attended;

  •
  additional fee of $2,000 per in-person or telephonic Audit Committee meeting attended; and

  •
  additional fee of $1,500 per in-person or telephonic Compensation Committee, Nominating and Corporate Governance Committee or Strategic Planning Committee meeting attended.

Fiscal 2012 Equity Compensation

        Our 2005 Equity Incentive Plan (the "EIP") does not provide for automatic equity grants to non-employee directors, but instead provides for discretionary awards. On February 28, 2012, Messrs. Grant, Haden, Lewis, Smith, Thompson and Truly each received a non-qualified stock option to purchase 8,000 shares of common stock at an exercise price of $25.27 per share, the fair market value (closing price) of a share of our common stock on the date of grant. Each option vests and becomes exercisable in full on the first anniversary of the grant date if the director has not ceased to be a director prior to such date. The options have a term of eight years measured from the grant date, and vest immediately in full upon certain changes in our control or ownership, or upon the optionee's death, disability or retirement while a member of the Board.

        Each of our non-employee directors also received an award of 1,500 performance shares under the EIP. These shares were awarded concurrently with the annual grants of performance shares to our executive officers as described in the "Compensation Discussion and Analysis" section of this proxy statement. On November 11, 2011, Messrs. Grant, Haden, Lewis, Smith, Thompson and Truly each received such an award. The performance shares vest in equal installments over three years beginning as of the award date. The number of vested shares in each installment (from 0% to 140%) is based on the average annual percentage growth in our earnings per share from the base year, using the same calculation that is used to determine the vesting of performance share awards to executive officers under the Policy. Accordingly, based on this growth formula, on November 16, 2012, (i) 100% of the third installment of the fiscal 2010 award vested; (ii) 120% of the second installment of the fiscal 2011 award vested; and (iii) 100% of the first installment of the fiscal 2012 award vested. All unvested shares will be forfeited upon a director's departure from the Board. For additional information concerning the vesting of performance shares, please refer to the "Compensation Discussion and Analysis" section of this proxy statement.

Fiscal 2012 Total Director Compensation

        The following table provides information as to compensation for services of our non-employee directors during fiscal 2012:

Director Compensation

Non-Employee Director	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Performance Share Awards ($)(2)	Total ($)
Hugh M. Grant	100,500	74,320	33,795	208,615
Patrick C. Haden	80,500	74,320	33,795	188,615
J. Christopher Lewis	100,500	74,320	33,795	208,615
Albert E. Smith	74,500	74,320	33,795	182,615
J. Kenneth Thompson	93,500	74,320	33,795	201,615
Richard H. Truly	77,000	74,320	33,795	185,115

(1)
The amounts in the Option Awards column represent the aggregate grant date fair values, computed in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718, of stock option awards issued pursuant to the EIP. The grant date fair value of the stock option awards granted on February 28, 2012 to each non-employee director was $9.29 per share. There can be no assurance that these grant date fair values will ever be realized by the non-employee directors. For information regarding the number of stock options held by each non-employee director as of September 30, 2012, see the column "Stock Options Outstanding" in the table below.

(2)
The amounts in the Performance Share Awards column represent the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718, of performance share awards under the EIP. The grant date fair value of these awards is calculated using the closing price of our common stock on the grant date as if these awards were vested and issued on the grant date. The grant date fair value of the performance share awards granted on November 11, 2011 to each non-employee director was $22.53 per share. There can be no assurance that these grant date fair values will ever be realized by the non-employee directors. For information regarding the number of unvested performance shares held by each non-employee director as of September 30, 2012, see the column "Unvested Performance Shares Outstanding" in the table below.

        Each of the non-employee directors owned the following number of stock options and unvested performance shares as of September 30, 2012:

Non-Employee Director	Stock Options Outstanding (#)	Unvested Performance Shares Outstanding (#)
Hugh M. Grant	72,000	3,000
Patrick C. Haden	48,000	3,000
J. Christopher Lewis	80,000	3,000
Albert E. Smith	56,750	3,000
J. Kenneth Thompson	42,500	3,000
Richard H. Truly	56,000	3,000

Non-Employee Director Stock Ownership

        In November 2010, our Board adopted stock ownership guidelines for non-employee directors. These guidelines call for each non-employee director to own shares of our common stock having a value equal to the lesser of three times the non-employee director's regular annual cash retainer or 7,000 shares, with a five-year period to attain that ownership level. Until a director's stock ownership requirement is met, the director must retain at least 75% of "gain shares" resulting from the exercise of a stock option. "Gain shares" means the total number of shares of our common stock that are being exercised, excluding shares that would have been used to satisfy minimum tax withholding obligations had the director been employed by us as a common law employee. In addition to shares of common stock, vested but unexercised stock options and vested performance shares count in determining stock ownership for purposes of the guidelines. The failure to comply with the stock ownership guidelines will result in the director being required to use one-third of any net annual retainer to purchase shares of our stock. As of September 30, 2012, all of our non-employee directors met the stock ownership guidelines.

Fiscal 2013 Director Compensation

        In accordance with its Charter, the Nominating and Corporate Governance Committee conducted its annual review of non-employee director compensation based upon an analysis of such compensation at peer companies. The Committee then recommended, and the Board approved, the following changes on April 27, 2012: (1) an increase in the cash retainer from $50,000 to $65,000, effective at the 2013 Annual Meeting of Stockholders; and (2) a revision of the mix of equity awards to be similar to that of executive management. As such, the equity awards will consist of 40% stock options, 40% performance-based restricted stock, and 20% time-vested restricted stock units ("RSUs"). These equity awards will be made each November, concurrently with the executive management equity awards. On November 16, 2012, each non-employee director was awarded 4,200 stock options, 1,800 shares of performance-based restricted stock, vesting over three years as described above, and 900 time-vested RSUs, vesting in four equal annual installments.

Stockholder Communications with the Board of Directors

        Stockholders may communicate with our Board of Directors through our Secretary by sending an email to bod@tetratech.com or by writing to the following address: Board of Directors, c/o Secretary, Tetra Tech, Inc., 3475 E. Foothill Boulevard, Pasadena, California 91107. Stockholders also may communicate with our Compensation Committee through our Secretary by sending an email to compensationcommittee@tetratech.com, or by writing to the following address: Compensation Committee, c/o Secretary, Tetra Tech, Inc., 3475 E. Foothill Boulevard, Pasadena, California 91107. Our Secretary will forward all correspondence to the Board of Directors or the Compensation Committee, except for spam, junk mail, mass mailings, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material.

Recommendation of the Board of Directors

        Our Board of Directors recommends that the stockholders vote FOR the election of each of the nominees listed in this proxy statement.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

        Under Section 14A of the Exchange Act, our stockholders are entitled to cast an advisory vote to approve the compensation of our named executive officers. Pursuant to the vote of our stockholders at the 2011 annual meeting, this opportunity will be given to our stockholders annually. The stockholder vote is an advisory vote only and is not binding on us or our Board of Directors. Although the vote is non-binding, our Board of Directors and the Compensation Committee value the opinion of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

        Executive compensation is an important matter for our stockholders. The core of our executive compensation philosophy and practice continues to be to pay for performance. Our executive officers are compensated in a manner consistent with our strategy, competitive practice, sound corporate governance principles, and stockholder interests and concerns. We believe our compensation program is strongly aligned with the long-term interests of our stockholders. Compensation of our executive officers is designed to enable us to attract and retain talented and experienced senior executives to lead us successfully in a competitive environment. We urge you to read the "Compensation Discussion and Analysis," the compensation tables and the narrative discussion in this proxy statement for additional details on our executive compensation program.

        The compensation of our named executive officers ("NEOs") is consistent with our pay for performance philosophy as follows:

  •
  the weighting among the three major components of executive officer compensation is structured toward variable cash incentive awards and long-term equity-based incentives. In fiscal 2012, 80% of our CEO's total direct compensation was variable, and 64% to 69% of the total direct compensation of our other NEOs was variable.

  •
  each NEO's variable cash incentive award is based on the achievement of financial performance goals over a one-year period in the categories of gross revenue, operating income, cash flow and backlog. We reported record results in fiscal 2012 with increases in revenue, operating income, cash flow from operating activities and backlog of 5%, 14%, 20%, and 10%, respectively, over fiscal 2011.

  •
  a significant portion of each NEO's long-term equity incentive award consists of performance shares that vest over a three-year performance period, with vesting each year based on the growth in our fully diluted earnings per share. Accordingly, the amount ultimately earned will not be known until the end of the three-year performance period. In fiscal 2012, our earnings per share increased 14% over fiscal 2011.

  •
  for fiscal 2012, compared to our peer group for which comparable data was available, our corporate performance was the best among our peers; however, our Chief Executive Officer's realizable total direct compensation was near the 20th percentile and the other NEOs' realizable total direct compensation, in the aggregate, was near the 25th percentile.

        We are asking stockholders to vote on the following resolution:

        RESOLVED, that the stockholders approve the compensation of Tetra Tech's named executive officers as disclosed pursuant to the SEC's compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion.

Vote Required

        The affirmative vote of a majority of the shares of our common stock present or represented by proxy and voting at the annual meeting is required for approval of this proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Recommendation of the Board of Directors

        The Board of Directors recommends that the stockholders vote FOR approval of the advisory resolution regarding executive compensation.

 PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

        We are asking our stockholders to ratify the Audit Committee's appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2013. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our and our stockholders' best interests.

        PricewaterhouseCoopers LLP has audited our consolidated financial statements annually since fiscal year 2004. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting, and they will have an opportunity to make a statement if they desire to do so. It is also expected that those representatives will be available to respond to appropriate questions.

Principal Accountant Fees and Services

        The following is a summary of the fees billed or expected to be billed to us by PricewaterhouseCoopers LLP for professional services rendered for the fiscal years ended September 30, 2012 and October 2, 2011:

Fee Category	Fiscal 2012 Fees	Fiscal 2011 Fees
Audit Fees	$2,791,265	$2,528,000
Audit-Related Fees	—	—
Tax Fees	1,191,415	833,483
All Other Fees	3,600	3,600

Total Fees	$3,986,280	$3,365,083

        Audit Fees.    Consists of fees billed for professional services rendered for the integrated audit of our consolidated financial statements and our internal control over financial reporting, for review of the interim consolidated financial statements included in quarterly reports, and for services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or other engagements.

        Audit-Related Fees.    In fiscal 2012 and 2011, there were no audit-related fees.

        Tax Fees.    Consists of fees billed for professional services for tax compliance, tax advice, tax planning and tax returns. These services include assistance regarding federal, state and international tax compliance; assistance with tax reporting requirements, tax returns and audit compliance; mergers and acquisitions tax compliance; and tax advice on international and state tax matters. None of these services were provided under contingent fee arrangements.

        All Other Fees.    These fees were associated with an annual license fee for software used by management in performing technical research.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

        The Audit Committee's policy is to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm, subject to limited discretionary authority granted to our executive management. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Vote Required

        The affirmative vote of a majority of the shares of our common stock present or represented by proxy and voting at the annual meeting is required for approval of this proposal.

Recommendation of the Board of Directors

        The Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for fiscal year 2013.

OWNERSHIP OF SECURITIES

        The following table sets forth information known to us with respect to beneficial ownership of our common stock at December 1, 2012 by:

  •
  all those persons known by us to own beneficially 5% or more of our common stock;

  •
  each director and nominee;

  •
  our CEO, Chief Financial Officer ("CFO") and the three most highly compensated executive officers (other than the CEO and CFO) named in the table entitled "Summary Compensation Table" below; and

  •
  all directors and executive officers as a group.

        Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to our knowledge the persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned. The number of shares beneficially owned by each person or group as of December 1, 2012 includes shares of common stock that such person or group had the right to acquire on or within 60 days after December 1, 2012, including, but not limited to, upon the exercise of options. References to options in the footnotes of the table below include only options to purchase shares that were exercisable on or within 60 days after December 1, 2012. For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 63,870,317 shares of common stock outstanding on December 1, 2012 plus the number of shares of common stock that such person or group had the right to acquire on or within 60 days after December 1, 2012. Unless otherwise stated, the business address of each of our directors, nominees and executive officers listed in the table below is c/o Tetra Tech, Inc., 3475 E. Foothill Boulevard, Pasadena, California 91107.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Owned
BlackRock, Inc.(1)	4,902,957	7.7
Baron Capital Group, Inc.(2)	3,766,675	5.9
The Vanguard Group, Inc.(3)	3,355,165	5.3
Dan L. Batrack(4)	476,536	*
Steven M. Burdick(5)	127,544	*
Ronald J. Chu(6)	107,450	*
Hugh M. Grant(7)	73,500	*
Frank C. Gross, Jr.(8)	45,102	*
Patrick C. Haden(9)	47,700	*
J. Christopher Lewis(10)	110,898	*
James R. Pagenkopf(11)	119,830	*
Albert E. Smith(12)	79,107	*
J. Kenneth Thompson(13)	45,000	*
Richard H. Truly(14)	57,500	*
All directors and executive officers as a group (19 persons)(15)	2,198,695	3.4

* Less than 1%

(1)
All information regarding share ownership is taken from and furnished in reliance upon the Schedule 13G (Amendment No. 2), dated as of January 20, 2012, filed by BlackRock, Inc., whose address is 40 East 52nd Street, New York, NY 10022.

(2)
All information regarding share ownership is taken from and furnished in reliance upon the Schedule 13G (Amendment No. 2), dated as of February 14, 2012, jointly filed by Baron Capital Group, Inc., BAMCO, Inc., Baron Capital Management, Inc. and Ronald Baron. The address of these entities and Mr. Baron is 767 Fifth Avenue, 49th Floor, New York, NY 10153.

(3)
All information regarding share ownership is taken from and furnished in reliance upon the Schedule 13G, dated as of February 6, 2012, filed by The Vanguard Group, Inc., whose address is 100 Vanguard Boulevard, Malvern, PA 19355.

(4)
Includes options to purchase 320,413 shares.

(5)
Includes options to purchase 103,064 shares.

(6)
Includes options to purchase 81,368 shares.

(7)
Includes options to purchase 64,000 shares.

(8)
Includes options to purchase 12,548 shares.

(9)
Includes options to purchase 40,000 shares. The business address of Mr. Haden is c/o University of Southern California Athletic Department, Heritage Hall 203A, 3501 Watt Way, Los Angeles, CA 90089.

(10)
Includes options to purchase 72,000 shares. The business address of Mr. Lewis is c/o Riordan, Lewis & Haden, 10900 Wilshire Boulevard, Suite 850, Los Angeles, CA 90024.

(11)
Includes options to purchase 62,075 shares.

(12)
Includes options to purchase 48,750 shares.

(13)
Includes options to purchase 34,500 shares. The business address of Mr. Thompson is 1120 Huffman Rd., Suite 24 PMB203, Anchorage, AK 99515.

(14)
Includes options to purchase 48,000 shares.

(15)
Includes options to purchase 1,601,160 shares.

Equity Compensation Plan Information

        The following table provides information as of September 30, 2012 with respect to the shares of our common stock that may be issued under our existing equity compensation plans under which awards may be granted. All of our existing plans have been approved by our stockholders. All of our employees are eligible to participate in the Employee Stock Purchase Plan (the "ESPP") and the EIP.

	A	B	C
	Number of Securities to be Issued Upon Exercise of Outstanding Options(1)	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Stockholders(2)	4,875,494	$21.50	5,108,109	(3)

(1)
Excludes purchase rights under our ESPP for the purchase right period that commenced on January 1, 2012 and ended on December 31, 2012.

(2)
Consists of the EIP, the 2003 Outside Director Stock Option Plan (the "ODP") and the ESPP.

(3)
As of September 30, 2012, an aggregate of 3,876,624, 22,000 and 1,209,485 shares of common stock were available for issuance under the EIP, the ODP and the ESPP, respectively. As of September 30, 2012, only 1,251,518 of these shares remained available for full-value awards. We no longer grant options under the ODP.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. These persons are required to provide us with copies of all Section 16(a) forms they file. Based solely on our review of these forms and written representations from the executive officers and directors, we believe that all Section 16(a) filing requirements were met during fiscal 2012.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Introduction

        The following discussion describes and analyzes Tetra Tech's compensation program for its NEOs. Tetra Tech's NEOs for fiscal 2012 are the CEO, the CFO and the three most highly compensated executive officers (other than the CEO and CFO) who were serving as executive officers at the end of fiscal 2012. The NEOs are Dan L. Batrack, Chairman and CEO; Steven M. Burdick, Executive Vice President and CFO; and the three Group Presidents: James R. Pagenkopf, Executive Vice President and President of Engineering and Consulting Services ("ECS"); Ronald J. Chu, Executive Vice President and President of Technical Support Services ("TSS"); and Frank C. Gross, Jr., Executive Vice President and President and Remediation and Construction Management ("RCM").

        In this Compensation Discussion and Analysis ("CD&A"), we first provide an Executive Summary with highlights of the CD&A. Next, we cover Tetra Tech's Compensation Philosophy and Objectives and the Pay for Performance Analysis. We then discuss the Compensation Process the Compensation Committee follows in deciding how to compensate Tetra Tech's NEOs, and provide an overview of the Compensation Components and Targets of Tetra Tech's compensation program. Finally, we engage in a detailed discussion and analysis of the Compensation Committee's specific decisions about the NEOs' Fiscal 2012 Compensation, and summarize the Compensation Committee's November 2012 decisions regarding Fiscal 2013 Compensation.

Executive Summary

  •
  Tetra Tech's Fiscal 2012 Financial Performance and Executive Compensation.

        Tetra Tech reported record results in fiscal 2012 despite continuing challenges for the markets in which Tetra Tech operates. The following is a summary of Tetra Tech's financial performance in fiscal 2012 as compared to fiscal 2011:

	Fiscal 2012	Fiscal 2011	% Change
	($ in thousands, except per share data)
Revenue	$2,711,075	$2,573,144	5.4
Revenue, net of subcontractor costs	2,022,070	1,792,327	12.8
Operating income	166,367	146,422	13.6
Cash flow from operating activities	158,021	131,623	20.1
Diluted earnings per share	1.63	1.43	14.0
Backlog	2,138,783	1,950,094	9.7

        Set forth below are tables that display each NEO's variable cash incentive compensation, base salary, long-term equity incentive compensation, and total direct compensation (annual base salary, variable cash incentive and long-term equity incentive amounts) for fiscal 2012 as compared to fiscal 2011.

        Tetra Tech's variable cash incentive awards for the NEOs are determined and paid under its Executive Compensation Plan ("ECP") and the related Executive Compensation Policy (the "Policy"), which are consistent with Tetra Tech's core philosophy to pay for performance. For the CEO and CFO, cash incentive awards are based on Tetra Tech's overall performance in the fiscal year, together with the executive's individual performance. For Group Presidents, these awards are based upon the performance of each Group President's respective business group, together with the executive's individual performance. For both the corporate and group performance components, the awards are determined by comparing actual fiscal 2012 performance to the fiscal 2012 target in the categories of gross revenue, operating income, cash flow and backlog, and making certain adjustments. The method of calculation is specifically described below. Variable cash incentive awards for fiscal 2012 for the NEOs other than the CEO ranged from 75% to 92% of the NEO's annual base salary, while the target for each such officer was 75% of base salary. For the CEO, the award was 156% of his annual base salary, while his target was 120% of base salary.

        With respect to equity incentive awards in fiscal 2012, Tetra Tech granted stock options and awarded performance shares to the NEOs. The stock options had time-based vesting at the rate of 25% per year. The performance shares had performance-based vesting, as described below. As in prior years, the Compensation Committee believed that for fiscal 2012, the combination of approximately 2/3 time-based stock options and 1/3 performance-based shares offered a total long-term equity incentive opportunity aligned with stockholder interests, with the appropriate balance of risk, performance and retention.

Financial Performance for Fiscal 2012 Compared to Fiscal 2011

        The tables below set forth the financial metrics used for determining the variable cash incentive awards for fiscal 2012 as compared to fiscal 2011. The methodology for computing the awards is described below under "Compensation Components—Variable Cash Incentive Awards." Tetra Tech does not disclose backlog targets for its business groups. As noted above, the CEO and CFO awards are based on the overall Tetra Tech results, and Group President awards are based on the results of their respective business groups. The fiscal 2011 business group results reflect the amounts reported in last year's proxy statement. These financial results do not reflect the pro-forma adjustments relating to the organizational changes that resulted from the realignment of certain operating units in the first quarter of fiscal 2012. The results shown below include the impact of acquisitions in the respective fiscal year.

	Tetra Tech
	Fiscal 2012	Fiscal 2011
	($ in thousands)
Gross Revenue	$2,711,075	$2,573,144
% of Target	96	103
Operating Income	$166,367	$146,422
% of Target	101	105
Cash Flow	$158,021	$131,623
% of Target	109	132
Backlog	$2,138,783	$1,950,094
% of Target	97	93

	ECS
	Fiscal 2012	Fiscal 2011
	($ in thousands)
Gross Revenue	$1,036,588	$1,107,994
% of Target	103	113
Operating Income	$88,091	$100,790
% of Target	95	116
Cash Flow	$88,328	$104,602
% of Target	94	119

	TSS
	Fiscal 2012	Fiscal 2011
	($ in thousands)
Gross Revenue	$919,862	$568,335
% of Target	94	99
Operating Income	$67,411	$40,895
% of Target	98	116
Cash Flow	$69,059	$41,806
% of Target	99	119

	RCM
	Fiscal 2012	Fiscal 2011
	($ in thousands)
Gross Revenue	$621,957	$725,569
% of Target	100	92
Operating Income	$22,374	$18,746
% of Target	98	52
Cash Flow	$18,160	$20,526
% of Target	73	54

Variable Cash Incentive Awards

Named Executive Officers	Fiscal 2012 Variable Cash Incentive Award	Fiscal 2011 Variable Cash Incentive Award
Dan L. Batrack	$1,250,000	$1,185,000
Steven M. Burdick	367,000	355,000
James R. Pagenkopf	300,000	300,000
Ronald J. Chu	312,000	290,000
Frank C. Gross, Jr.(1)	347,000	140,000

(1)
Mr. Gross joined us as Executive Vice President and President of RCM on July 18, 2011 and his fiscal 2011cash incentive award was paid in accordance with his offer letter.

Base Salaries

Named Executive Officers	Fiscal 2012 Base Salary	Fiscal 2011 Base Salary
Dan L. Batrack	$800,000	$735,000
Steven M. Burdick(1)	400,000	400,000
James R. Pagenkopf.	400,000	300,000
Ronald J. Chu	400,000	300,000
Frank C. Gross, Jr.(2)	440,000	440,000

(1)
Mr. Burdick's fiscal 2011 base salary was increased to $400,000 effective April 1, 2011 as a result of his promotion from Corporate Controller to CFO.

(2)
Mr. Gross' base salary was established in his offer letter and was not increased in fiscal 2012. He also received a sign-on bonus of $210,000.

Equity Awards

Named Executive Officers	Fiscal 2012 Equity Award Grant Value	Fiscal 2011 Equity Award Grant Value
Dan L. Batrack	$1,914,900	$1,477,954
Steven M. Burdick	339,800	226,719
James R. Pagenkopf.	457,187	438,748
Ronald J. Chu	463,817	448,358
Frank C. Gross, Jr.(1)	617,386	464,600

(1)
On his hire date, Mr. Gross received 30,000 stock options and 10,000 shares of restricted stock in accordance with his offer letter. Mr. Gross' fiscal 2012 award of performance shares was established in his offer letter.

Total Direct Compensation (Base Salary + Variable Cash Incentive Award + Equity Awards)

Named Executive Officers	Fiscal 2012 Total Direct Compensation	Fiscal 2011 Total Direct Compensation
Dan L. Batrack	$3,964,900	$3,397,954
Steven M. Burdick(1)	1,106,800	981,719
James R. Pagenkopf	1,157,187	1,038,748
Ronald J. Chu	1,175,817	1,038,358
Frank C. Gross, Jr.(2)	1,404,386	899,215

(1)
For fiscal 2011, reflects Mr. Burdick's adjusted base salary of $400,000 following his promotion to CFO.

(2)
As noted above, Mr. Gross' fiscal 2011 base salary, sign-on bonus, cash incentive award and certain equity awards were established in his offer letter.

Fiscal 2012 NEO Compensation Elements

        The following chart illustrates the compensation elements for each NEO as a percentage of his total direct compensation:

  •
  Executive Compensation Philosophy.  Tetra Tech's executive officers are compensated in a manner consistent with Tetra Tech's strategy, competitive practice, sound compensation governance principles, and stockholder interests and concerns. The core of Tetra Tech's executive compensation philosophy continues to be to pay for performance as discussed in greater detail below.

  •
  Compensation Governance.  The framework for Tetra Tech's executive compensation includes the following governance features:

  •
  Tetra Tech's executive officers have no employment agreements. In addition, there are no guaranteed bonuses, special pension arrangements, matching contributions or preferential or above-market interest on deferred compensation, or special severance arrangements, other than change in control agreements described in the "Potential Payments Upon Termination or Change in Control" section of this proxy statement. Further, the executive officers have limited perquisites.

  •
  Tetra Tech's Compensation Committee is comprised solely of independent directors that, as noted in the "Stockholder Communications with the Board of Directors" section of this proxy statement, have established effective means for communicating with stockholders regarding their executive compensation ideas and concerns, including the opportunity for stockholders to cast an advisory vote regarding executive compensation at Tetra Tech's annual meetings.

  •
  The Compensation Committee's independent compensation consultant, Towers Watson, is retained directly by the Committee to review executive compensation, and performs no other consulting or other services for Tetra Tech.

  •
  The Compensation Committee's review and approval of Tetra Tech's compensation strategy includes a review of compensation-related risk management. In this regard, the Committee reviews Tetra Tech's compensation programs, including the annual variable cash incentive plan and the long-term, equity-based incentive awards. The Committee does not believe that this compensation program creates risks that are reasonably likely to have a material adverse effect on Tetra Tech.

        Tetra Tech's compensation philosophy and related governance features are complemented by several specific elements designed to align Tetra Tech's executive compensation with long-term stockholder interests, including:

    •
    stock ownership guidelines for Tetra Tech's non-employee directors and executive officers;

    •
    a cap, as a percentage of base salary, of 202% for the CEO bonus and 126% for the CFO and each Group President bonus, under the annual variable cash incentive plan; and

    •
    prohibitions on executive officers engaging in any speculative transactions in Tetra Tech securities, including engaging in short sales, put options, call options or other derivative securities, engaging in any other forms of hedging transactions, holding Tetra Tech's securities in a margin account or pledging Tetra Tech securities as collateral for a loan.

        Compensation decisions and other details are discussed in the remainder of this CD&A.

Compensation Philosophy and Objectives; Pay for Performance Analysis

        The Compensation Committee believes that the compensation programs for Tetra Tech's NEOs should be designed to attract, motivate and retain talented executives responsible for Tetra Tech's success and should be determined within a framework that rewards performance. Within this overall philosophy, the Compensation Committee's objectives continue to be:

    •
    to offer a total compensation program that is flexible to adapt to evolving regulatory requirements and changing economic and social conditions, and takes into consideration the compensation practices of peer companies identified based on an objective set of criteria;

    •
    to provide annual variable cash incentive awards based on Tetra Tech's achievement of designated financial and non-financial objectives; and

    •
    to align the financial interests of executive officers with those of stockholders by providing appropriate long-term, equity-based incentives and retention awards that encourage a culture of performance consistent with established stock ownership guidelines.

        There are three major components of NEO compensation: base salary, variable cash incentive awards, and long-term, equity-based incentive awards. The weighting among the three major components is structured toward the two performance-based components, variable cash incentive awards and long-term equity-based incentives, as more specifically shown below:

Named Executive Officers	Fiscal 2012 Total Direct Compensation ($)	Variable Compensation as a % of Total Direct Compensation (%)
Dan L. Batrack	3,964,900	80
Steven M. Burdick	1,106,800	64
James R. Pagenkopf	1,157,187	66
Ronald J. Chu	1,175,817	66
Frank C. Gross, Jr.	1,404,386	69

        The Compensation Committee retained Towers Watson to analyze Tetra Tech's pay for performance alignment with respect to its CEO and the other NEOs. To test this alignment, Towers Watson evaluated (i) the CEO's and other NEOs' realizable pay at Tetra Tech compared to the realizable pay of their counterparts at publicly-traded Peer Companies (as defined under "Compensation Process" below); and (ii) Tetra Tech's corporate performance compared to the performance of the publicly-traded Peer Companies. Towers Watson performed its analysis based on the most recently completed three-year period (2009 - 2011) for both Tetra Tech and its publicly-traded peer companies. With respect to pay elements

(aggregate for 2009 - 2011), Towers Watson reviewed realizable total direct compensation ("TDC"), consisting of (i) aggregate salary plus (ii) aggregate actual bonuses paid plus (iii) realizable gains of long-term incentive awards granted during the relevant three-year period. Regarding performance metrics (compound annual growth rate ("CAGR") for 2009 - 2011), Towers Watson reviewed a corporate-performance composite comprised of (i) revenue growth, (ii) operating income growth, (iii) cash flow growth, and (iv) total shareholder return ("TSR"). TSR over a period is defined as the net stock price change plus the dividends paid during that period. These metrics were selected based on Tetra Tech's performance measurement framework for its short-term and long-term executive incentive programs. Additionally, Towers Watson included TSR as it provides an objective, consistent measurement across Tetra Tech and its peers, and it is the measure most frequently referenced by stockholders and their advisors.

        Towers Watson found that, compared to its peer companies for which comparable data was available, Tetra Tech's strong relative performance for the 2009 - 2011 period far exceeded the relative realizable TDC for its CEO and other NEOs over that same period. Specifically:

    •
    Tetra Tech's corporate performance was the best among its peers; however,

    •
    the CEO's realizable TDC was near the 20th percentile; and

    •
    the other NEOs' realizable TDC, in the aggregate, was near the 25th percentile.

        The Compensation Committee is interested in the ideas and concerns of Tetra Tech stockholders regarding executive compensation. An advisory vote regarding executive compensation was presented to stockholders for the second time at the 2012 annual meeting of stockholders, and approved by approximately 80% of stockholder votes. Considering this outcome, the Compensation Committee determined that it would continue to apply the same philosophy and guiding principles to Tetra Tech's executive compensation program. Further, at the 2011 annual meeting of stockholders, approximately 62% of stockholder votes supported an annual advisory vote proposal to approve the compensation of our NEOs as the preferred frequency. In light of this outcome, the Board of Directors determined to hold annual advisory votes to approve executive compensation.

        Consistent with its pay for performance philosophy, no executive officer has an employment agreement. Further, there are no guaranteed bonuses, special pension arrangements, matching contributions or preferential or above-market interest on deferred compensation, or special severance agreements other than the change in control agreements described below. Lastly, Tetra Tech provides limited perquisites to NEOs.

        To further the goal of aligning the interests of executive officers with those of stockholders by providing appropriate long-term incentives, Tetra Tech has maintained its current policy regarding minimum ownership of shares by Tetra Tech's executive officers since November 2010. These ownership guidelines call for the CEO to own shares of Tetra Tech's common stock having a value equal to the lesser of at least three times the CEO's base salary or 90,000 shares; for the CFO to own shares having a value equal to at least two times the CFO's base salary or 40,000 shares; and for each other executive officer to own shares having a value equal to the lesser of at least one times the executive officer's base salary or a fixed number of shares. Until an executive officer's stock ownership requirement is met, the executive officer must retain at least 75% of "gain shares" resulting from the exercise of a stock option or vesting of a performance share award. With respect to stock options, "gain shares" means the total number of shares of common stock that are being exercised less the number of shares, if any, used in the case of a cashless exercise to pay for the exercise price. With respect to a performance share award, "gain shares" means the total number of shares of common stock subject to any such equity award that vest. Gain shares do not include shares of common stock that are used to satisfy tax withholding obligations for federal and state income and employment taxes on any gain attributable such an award. Each executive officer has five years from the later of the date of such officer's appointment or the date of adoption of the guidelines to attain the required ownership level. In addition to shares of common stock, vested but unexercised stock options and vested performance shares count in determining stock ownership for purposes of the guidelines. The failure to comply with the stock ownership guidelines will result in the executive officer being required to use one-third of any net annual cash bonus to purchase shares of Tetra Tech stock. As of November 2012, all of Tetra Tech's executive officers met the stock ownership guidelines other than Frank C. Gross Jr., who joined Tetra Tech in July 2011.

        Consistent with statutory requirements, including the Sarbanes-Oxley Act of 2002, and the principles of responsible oversight, and depending upon the specific facts and circumstances of each situation, the Compensation Committee would review performance-based compensation where a restatement of financial results for a prior performance period could affect the factors determining payment of an incentive award.

Compensation Process

        For fiscal 2012, the Compensation Committee began its process of deciding how to compensate Tetra Tech's NEOs by considering the competitive market data provided by Towers Watson, its independent compensation consultant and Tetra Tech's human resources staff. The Compensation Committee engaged Towers Watson to provide advice and recommendations on competitive market practices and specific compensation decisions. The market data included information from peer company public disclosures and an industry-specific survey provided by FMI Corporation. This was used to identify a list of 14 companies that comprised Tetra Tech's peer companies (the "Peer Companies"). The Peer Companies consisted of companies that (i) focus primarily on engineering consulting services, consistent with Tetra Tech's executive talent competitors, (ii) are size-relevant based on Tetra Tech's gross revenue of $2.7 billion, and (iii) include both publicly traded and privately held firms. For fiscal 2012, the Peer Companies, which had median gross revenue of $2.5 billion, were as follows:

AECOM Technology Corporation	Jacobs Engineering Group, Inc.
Arcadis US Inc.	Michael Baker Corporation
Black & Veatch Corporation	Parsons Brinckerhoff, Inc.
CDM Smith, Inc.	Parsons Corporation
CH2M Hill Companies Ltd.	The Shaw Group, Inc.
Foster Wheeler AG	URS Corporation
HDR, Inc.	Wilbros Group, Inc.

        To the extent of available information, the positions and compensation levels of Tetra Tech's NEOs were compared to those of their counterpart positions at the Peer Companies, and the compensation levels for comparable positions at the Peer Companies were examined for guidance in determining base salaries, variable cash incentive awards, total cash compensation and long-term, equity-based incentive awards.

        In making its annual compensation decisions for all NEOs, the Compensation Committee considered the value of each item of compensation that the executives are eligible for, both separately and in the aggregate. Consistent with Tetra Tech's philosophy, the weighting among the three major components concentrates on variable cash incentive awards and long-term, equity-based incentive awards.

        The Compensation Committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits, although it seeks input and recommendations from the CEO and Tetra Tech's human resources staff. Further, the Compensation Committee and the Audit Committee jointly determine the compensation of the CFO. The Compensation Committee reports to the Board of Directors on the major items covered at each Compensation Committee meeting. Towers Watson works directly with the Compensation Committee (and not on behalf of management) to assist the Compensation Committee in satisfying its responsibilities, and will undertake no projects for management except at the request of the Compensation Committee chairman and in the capacity of the Compensation Committee's agent where such projects are in direct support of the Compensation Committee's charter. No work performed by Towers Watson during fiscal 2012 raised any conflict of interest.

        In determining executive compensation, the Compensation Committee also considers, among other factors, the possible tax consequences to Tetra Tech and its executives. In November 2008, the Compensation Committee implemented the ECP with respect to current and future executive officers, and to "covered employees" under Section 162(m). The Compensation Committee also awards performance shares under the EIP, the vesting of which is based on the achievement of growth in Tetra Tech's earnings per share. The variable cash incentive awards paid under the ECP and the performance shares awarded under the EIP are intended to comply with the exception for performance-based compensation under Section 162(m).

        The Compensation Committee considers the accounting consequences to Tetra Tech of different compensation decisions and the impact on stockholder dilution. However, neither of these factors by itself will compel a particular compensation decision.

        The Compensation Committee annually grants long-term, equity-based incentive awards to executive officers under the EIP after the close of the prior fiscal year and the review and evaluation of each executive officer's performance. For example, the fiscal 2012 awards were granted in November 2011, following the determination of Tetra Tech's financial performance in the fiscal year ended October 2, 2011. The Compensation Committee's policy is to grant these equity awards following the public release of Tetra Tech's fourth quarter and fiscal year results, during an open trading window, and to establish grant dates in advance.

Compensation Components

        The three major elements of Tetra Tech's executive officer compensation are: (i) base salary; (ii) variable cash incentive awards; and (iii) long-term, equity-based incentive awards. Similar to the practice of many Peer Companies, for retention purposes, Tetra Tech has shifted towards increasing executive officer base salaries to the median of the applicable peer group. In addition, Tetra Tech primarily uses performance-based cash awards, together with performance shares with performance-based vesting and stock options with time-based vesting.

        The Compensation Committee remains committed to the philosophy that a majority of the NEOs' total compensation be comprised of variable, performance-based incentives that are tied to an increase in stockholder value. As noted above and as reflected in the "Summary Compensation Table," for the NEOs in fiscal 2012, between 64% and 80% of TDC was variable and performance-based.

Fiscal 2012 Compensation

        Base Salary.    Tetra Tech usually establishes base salaries near the beginning of its fiscal year, based on performance in the prior fiscal year and Peer Companies data. For fiscal 2012, the Compensation Committee concluded that base salaries trailed median competitive practices and were internally inconsistent. Accordingly, and in light of general economic conditions, the Compensation Committee made appropriate adjustments to the annual base salaries of the NEOs for fiscal 2012. In the case of the Group Presidents, the Compensation Committee paid particular attention to the base salaries of their Tetra Tech peers so that compensation levels could be aligned. Further, the Compensation Committee considered the period of time the executive officers had been in their respective positions, their responsibilities, and their historical performance.

        The compensation philosophy for Tetra Tech's CEO is to set his base salary at the median of the Peer Companies. Based upon recommendations from Towers Watson, the Compensation Committee has engaged in a multi-year, phased transition initially proposed in November 2009 to bring the CEO's pay from the lower-quartile toward the 50th percentile. With respect to its analysis of CEO compensation for fiscal 2012, the Compensation Committee asked Towers Watson to perform an independent assessment of the competitiveness of the CEO's compensation and offer recommendations on near- and longer-term pay actions. Towers Watson's review included competitive analyses of (i) the CEO's total direct compensation opportunity, including base salary, target bonus opportunity, and long-term, equity-based award value; and (ii) the pay-for-performance alignment in relation to certain Peer Companies for which relevant information was available. With the Compensation Committee approved increase to a base salary of $800,000, Mr. Batrack's base salary remained lower than the 50th percentile (or $889,000) for CEOs of the Peer Companies.

        Effective November 12, 2011, the annual base salaries of the NEOs were increased as follows:

Named Executive Officers	Fiscal 2012 Base Salary ($)	Fiscal 2011 Base Salary ($)	% Increase
Dan L. Batrack.	800,000	735,000	9
Steven M. Burdick(1).	400,000	400,000	0
James R. Pagenkopf	400,000	300,000	33
Ronald J. Chu	400,000	300,000	33
Frank C. Gross, Jr.(2)	440,000	440,000	0

(1)
Mr. Burdick's fiscal 2011 base salary was increased from $283,500 to $400,000 effective April 1, 2011 as a result of his promotion from Corporate Controller to CFO. His salary for fiscal 2012 was not increased.

(2)
Mr. Gross joined us in July 2011 and his salary for fiscal 2012 was not increased.

        Variable Cash Incentive Awards.    The Compensation Committee believes that a significant portion of the annual cash compensation of each NEO should be in the form of variable cash incentive pay. Typically, the pay philosophy is to target annual cash compensation at the mean of the Peer Companies, with the opportunity to earn annual incentives in excess of that level based on achieving performance superior to the objectives set by the Board of Directors. As explained below, annual cash incentives are paid to reward the achievement of specified operating, financial, strategic and individual measures, and goals that are expected to contribute to stockholder value creation over time.

        Performance measures and goals for determining annual cash incentive awards for NEOs for fiscal 2012 were pre-established under the ECP and the Policy. These measures and goals were based on Tetra Tech's achievement of its fiscal 2012 objectives, as contained in Tetra Tech's fiscal 2012 Annual Operating Plan ("AOP") for the corporation as a whole and for each of its business groups. The AOP was approved by the Board of Directors in November 2011. Each executive's individual contribution is also evaluated.

        For each NEO, the cash incentive awards under the ECP and the Policy are calculated by multiplying the individual's annual base salary at fiscal year-end by the individual's target award percentage, and multiplying the result by a corporate or group performance factor ("CPF"), as applicable, and an individual performance factor ("IPF"), as follows:

BONUS = BASE × TARGET AWARD % × CPF × IPF

        The CPF, determined by the Compensation Committee, has a range of 0 to 1.4 with a target of 1.0 based on achievement of key performance and financial objectives set forth in the AOP. The CPF for executive officers other than the Group Presidents is based on Tetra Tech's overall performance in the fiscal year. The CPF for the Group Presidents is based upon the performance of their respective business groups. In each case, actual fiscal 2012 performance was compared to the fiscal 2012 target in the categories of (i) gross revenue, (ii) operating income, (iii) cash flow, and (iv) backlog. The Compensation Committee may elect to "zero" the CPF if results are significantly below expected targets or a manageable event negatively and severely impacted stockholder value.

        Specifically, for each metric, the Compensation Committee reviewed fiscal 2012 performance as a percentage of the target and determined an award percentage (from 1.0 to 1.4). To reduce the effect of fiscal 2012 acquisitions on performance, the calculation for each performance category for each business group that had acquisitions in the fiscal year, was run both with and without the effect of such acquisitions.

The results were then averaged to determine the preliminary CPF. The CPF was then increased or decreased depending upon the growth level of the applicable AOP targets. This "growth factor" was determined by comparing the fiscal 2011 actual results to the fiscal 2012 targets, as a percentage of the fiscal 2011 actual results. The Compensation Committee then applied a factor (0.9 for less than 5% growth; 1.0 for growth of 5% to 10%; 1.1 for growth of 10% to 15%; and 1.2 for greater than 15% growth) for each metric based on the growth of that metric from fiscal 2011 actual to the fiscal 2012 AOP. The results were then averaged to determine the final CPF. This process is illustrated below for each of the NEOs.

        The IPF, determined by the Compensation Committee following a recommendation by the CEO (other than with respect to himself), has a range of 0 to 1.2 with a target of 1.0 for expected contribution level. The IPF for the CFO is determined jointly by the Audit Committee and Compensation Committee, giving strong consideration to the Audit Committee's assessment of the strength of Tetra Tech's internal financial controls and the accuracy and appropriateness of its financial reporting.

        For purposes of the IPF, the CEO evaluates and scores each executive officer (other than himself) based on performance categories, including contribution to the successful achievement of fiscal 2012 operational goals, leadership at Tetra Tech in such officer's area of responsibility, strategic planning, and the implementation of applicable corporate objectives. In fiscal 2012, such objectives were as follows:

    •
    maintaining high standards in business ethics;

    •
    maintaining high standards in customer service;

    •
    maturing Tetra Tech's organizational structure;

    •
    developing a three-year strategic plan that achieves value creation objectives;

    •
    further implementing the contract management process to minimize risk and surprises;

    •
    improving key management metrics and reporting;

    •
    improving corporate-wide marketing functions and processes;

    •
    winning key/targeted program competitions;

    •
    further implementing Tetra Tech's enterprise resource planning system migration plan;

    •
    identifying succession candidates for all executive positions;

    •
    targeting corporate general and administrative expense to not exceed a specified percentage of gross revenue;

    •
    reducing legal and risk management insurance expense while maintaining service levels; and

    •
    providing a safe and healthy workplace for employees.

        The minimum performance threshold for each of the CPF and the IPF is 0.6. Accordingly, the achievement of less than 60% in either the CPF or IPF would result in the elimination of the executive officer's bonus. Notwithstanding the above, the Compensation Committee has the discretion to adjust specific performance bonus amounts when deemed to be in the interests of the stockholders.

        For fiscal 2012, a target award percentage was established for each NEO. The following table sets forth the target award percentage and the maximum award possible as a percentage of fiscal 2012 base salary for each such NEO under the Policy.

Named Executive Officers	Minimum Bonus as a % of Base Salary	Target Award (%)	Maximum Bonus as a % of Base Salary (%)
Dan L. Batrack	0	120	202
Steven M. Burdick	0	75	126
James R. Pagenkopf	0	75	126
Ronald J. Chu	0	75	126
Frank C. Gross, Jr.	0	75	126

        The Compensation Committee determined that the CPF for Messrs. Batrack and Burdick would be 1.11, based on Tetra Tech's performance, after averaging the final award percentages for the four metrics. This calculation is illustrated below:

Metric (Tetra Tech)	Actual FY 2012 as a % of Target FY 2012	Award % (0-1.4)	Actual FY 2011 vs. Target FY 2012 as a % of Actual FY 2011	Revised Award % (0-1.4)
Gross Revenue	96	0.96	10	1.05
Operating Income	101	1.01	12	1.12
Cash Flow	109	1.09	10	1.19
Backlog	97	0.97	13	1.07

		Corp. Rate=1.01		Revised Corp. Rate=1.11

        The IPF for the CEO is determined solely by the Compensation Committee. For fiscal 2012, the Compensation Committee concluded that Mr. Batrack's IPF would be 1.17, which reflected the Compensation Committee's belief that Mr. Batrack performed extremely well in a challenging economic environment.

        The IPF for the CFO is determined jointly by the Compensation Committee and the Audit Committee. Following their consideration of Mr. Batrack's analysis of Mr. Burdick's performance and recommendation, these Committees determined that Mr. Burdick should receive an IPF of 1.10.

        The Compensation Committee determined that the CPF for Mr. Pagenkopf would be 0.89, based on ECS performance, after averaging the final award percentages for the four metrics. This calculation is illustrated below:

Metric (ECS)	Actual FY 2012 as a % of Target FY 2012*	Award % (0-1.4)*	Actual FY 2011 vs. Target FY 2012 as a % of Actual FY 2011	Revised Award % (0-1.4)
Gross Revenue	103	1.04	7	1.04
Operating Income	95	0.96	4	0.86
Cash Flow	94	0.95	1	0.85
Backlog	88	0.89	-11	0.81

		Group Rate=0.96		Revised Group Rate=0.89

* After acquisition adjustment

        Following its consideration of Mr. Batrack's analysis of Mr. Pagenkopf's performance and recommendation, the Compensation Committee determined that Mr. Pagenkopf should receive an IPF of 1.13.

        The Compensation Committee determined that the CPF for Mr. Chu would be 0.99, based on TSS performance, after averaging the final award percentages for the four metrics. This calculation is illustrated below:

Metric (TSS)	Actual FY 2012 as a % of Target FY 2012*	Award % (0-1.4)*	Actual FY 2011 vs. Target FY 2012 as a % of Actual FY 2011	Revised Award % (0-1.4)
Gross Revenue	94	0.94	12	1.04
Operating Income	98	1.00	4	0.90
Cash Flow	99	1.01	4	0.91
Backlog	91	0.93	38	1.11

		Group Rate=0.97		Revised Group Rate=0.99

* After acquisition adjustment

        Following its consideration of Mr. Batrack's analysis of Mr. Chu's performance and recommendation, the Compensation Committee determined that Mr. Chu should receive an IPF of 1.05.

        The Compensation Committee determined that the CPF for Mr. Gross would be 1.02, based on RCM performance, after averaging the final award percentages for the four metrics. This calculation is illustrated below:

Metric (RCM)	Actual FY 2012 as a % of Target FY 2012*	Award % (0-1.4)*	Actual FY 2011 vs. Target FY 2012 as a % of Actual FY 2011	Revised Award % (0-1.4)
Gross Revenue	100	1.00	3	0.89
Operating Income	98	0.98	144	1.17
Cash Flow	73	0.73	124	0.87
Backlog	129	1.29	0	1.16

		Group Rate=0.99		Revised Group Rate=1.02

* After acquisition adjustment

        Following its consideration of Mr. Batrack's analysis of Mr. Gross' performance and recommendation, the Compensation Committee determined that Mr. Gross should receive an IPF of 1.03.

        Based on the above analysis, cash incentive payments for fiscal 2012 to the NEOs were as follows. Such payments reflected the discretion of the Compensation Committee.

Named Executive Officers	Fiscal 2012 Base Salary ($)	Target Award Percentage (%)	Corporate Performance Factor	Individual Performance Factor	Cash Incentive Award ($)	Award as a % of Cash Compensation (%)
Dan L. Batrack	800,000	120	1.11	1.17	1,250,000	61
Steven M. Burdick	400,000	75	1.11	1.10	367,000	48
James R. Pagenkopf	400,000	75	0.89	1.13	300,000	43
Ronald J. Chu	400,000	75	0.99	1.05	312,000	44
Frank C. Gross, Jr.	440,000	75	1.02	1.03	347,000	44

        Long-Term, Equity-Based Incentive Awards.    The goal of Tetra Tech's long-term, equity-based incentive awards is to align the interests of NEOs with stockholders and to provide each NEO with an incentive to manage Tetra Tech from the perspective of an owner with an equity stake in the business. Specifically, long-term incentive awards are designed to:

  •
  reward financial performance and encourage the achievement of long-term sustained growth of stockholder value;

  •
  aid in the retention of key executives;

  •
  balance the effect of market dynamics on equity compensation;

  •
  take into consideration the effect of equity award expense on Tetra Tech performance; and

  •
  foster executive officer stock ownership for purposes of compliance with the stock ownership guidelines.

        The Compensation Committee grants these awards to executive officers annually after the close of the fiscal year and the review and evaluation of each executive officer's performance. The Compensation Committee determines the size of the long-term, equity-based incentives according to each NEO's position with Tetra Tech, and sets a level it considers appropriate to create a meaningful opportunity for reward predicated on increasing stockholder value. In addition to the appropriate consideration of the competitive market data, the Compensation Committee takes into account an individual's performance history, the CEO's recommendations for awards other than his own, an individual's potential for future responsibility and promotion, the competitive total compensation targets for the individual's position and level of contribution, Tetra Tech's performance during the past fiscal year and the executive's expected impact on Tetra Tech's three-year strategic plan. The relative weight given to each of these factors varies among individuals at the Compensation Committee's discretion.

        The equity pool allocated to the Group Presidents was divided among them through the consideration of three equally weighted factors: (i) the business group's contribution to Tetra Tech's overall operating income; (ii) the group's contribution to Tetra Tech's overall net revenue; and (iii) the risk factor applied to the group. The risk factor is determined by the CEO based upon the difficulty of attaining performance targets and the contribution of the Group President to his group's business.

        For fiscal 2012, the Compensation Committee's philosophy for equity grants was that approximately 66% of the total value of grants be in stock options, which have value only if Tetra Tech's share price increases over the option term. The balance consists of performance shares, which have value if Tetra Tech achieves certain financial performance goals over the three-year vesting schedule as described below. The Compensation Committee selected performance shares because the shares increase the NEO's equity interest in Tetra Tech, which is in direct alignment with stockholder interests. Further, the performance factor for vesting is growth in earnings per share which, like the variable cash incentive award factors discussed above, aligns with Tetra Tech's financial growth strategy.

        In November 2011, the Compensation Committee made its fiscal 2012 annual awards to Tetra Tech's NEOs under the EIP and the Policy. Grants of stock options and awards of performance shares were made to the NEOs as shown in the following table. The grant values, as a percentage of TDC, are intended to be consistent with the Peer Companies. With respect to the CEO, the Compensation Committee considered the data and recommendations provided by Towers Watson after its review of Peer Companies' data.

Named Executive Officers	Stock Options Granted in Fiscal 2012 (#)	Grant Value of Stock Options ($)	Performance Shares Granted in Fiscal 2012 (#)	Grant Value of Performance Shares ($)	Total Grant Value as a % of TDC (%)
Dan L. Batrack	150,000	1,239,000	30,000	675,900	48
Steven M. Burdick	27,500	227,150	5,000	112,650	31
James R. Pagenkopf	35,809	295,782	7,164	161,405	40
Ronald J. Chu	36,328	300,069	7,268	163,748	40
Frank C. Gross, Jr.(1)	20,192	166,786	20,000	450,600	44

(1)
Mr. Gross' fiscal 2012 performance share award was established in his July 2011 offer letter.

        All stock options vest in equal annual installments over four years provided that the NEO remains employed by Tetra Tech, and the exercise price represents the closing selling price per share of Tetra Tech's common stock on the grant date. The option grant placed a significant portion of the NEOs' total compensation at risk, since the option grant delivers a return only if Tetra Tech's common stock appreciates over the option's exercisable term. Further, the vesting provisions are designed to retain the services of the NEO for an extended duration.

        Each year, the Compensation Committee authorizes a specific number of performance shares to be used for the three-year plan that starts in the grant year. For example, in November 2011, the 2012 - 2014 plan was authorized. The performance share awards under that plan vest in equal annual installments over the three-year performance period. Vesting is performance-based, based on the growth in Tetra Tech's fully diluted earnings per share from continuing operations ("EPS"), as adjusted pursuant to the Policy ("Adjusted EPS"), during the three-year performance period. These adjustments include the exclusion of the impacts from goodwill impairment; long-lived asset impairment; charges and adjustments resulting from changes in accounting principles or SEC bulletins and related interpretations; the settlement of tax audits; gains and losses from dispositions of subsidiaries and business lines; and shares issued and costs incurred in connection with acquisitions or debt restructurings. For each three-year plan, the prior year Adjusted EPS is the measure control point, which cannot be modified. For example, for the grant made in fiscal 2012 that vests through fiscal 2014, the fiscal 2011 Adjusted EPS of $1.45 is the basis of measurement. Annual award vesting is as follows:

Annual Award Vesting % of Installment	Adjusted EPS Growth
0	less than 5% year-over-year growth
60	5 to 9% year-over-year growth
100	10 to 14% year-over-year growth
120	15 to 20% year-over-year growth
140	greater than 20% year-over-year

        At the end of each fiscal year, the Adjusted EPS for that fiscal year is determined and compared to Adjusted EPS for the immediately preceding fiscal year so that the year-over-year growth rate may be calculated. For each NEO, the Adjusted EPS growth rate is used to determine the vesting percentage of each installment, as indicated in the table above. If less than 100% of an installment vests, the balance of that installment is forfeited. Each installment of stock eligible for vesting in a given year is scored based upon the average annual Adjusted EPS growth since the year in which that installment was granted.

        Since the Compensation Committee implemented a new performance share plan in each of fiscal 2010, 2011 and 2012, for purposes of performance share vesting in fiscal 2012, there were three individual plans, with their own performance periods and Adjusted EPS control points. Based upon information provided by the CFO, the Compensation Committee determined the following:

  •
  for the 2010 plan, the three-year average annual growth rate over the control point of $1.21 was 11.6%. Accordingly, 100% of the third installment of that award vested;

  •
  for the 2011 plan, the two-year average annual growth rate over the control point of $1.24 was 15.8%. Accordingly, 120% of the second installment of that award vested; and

  •
  for the 2012 plan, the growth rate over the control point of $1.45 was 12.5%. Accordingly, 100% of the first installment of that award vested.

        The Compensation Committee may also make restricted share awards with time-based vesting provisions, typically over a three- or four-year period, for special hiring or retention purposes. None of these awards were made to NEOs in fiscal 2012.

        Please refer to the table entitled "Grants of Plan-Based Awards—Fiscal 2012" in this proxy statement for additional information regarding the above-described grants to the NEOs and all other outstanding equity awards previously granted to the NEOs.

        Tetra Tech has entered into change in control agreements with each of the NEOs. Under these agreements, upon the occurrence of a change in control, all outstanding unvested stock options and restricted shares held by the NEOs will vest (regardless of whether any applicable performance targets have been met), subject to the NEO remaining employed by Tetra Tech on such date. Please refer to the "Potential Payments Upon Termination or Change in Control" section of this proxy statement for additional information regarding change in control events and outstanding awards granted to the NEOs.

        Group Benefits/Perquisites.    The Compensation Committee believes that perquisites for NEOs should be limited in scope and value. The benefits approved by the Compensation Committee are as follows: a vehicle allowance of $900 per month; an estate/financial planning, and tax planning and preparation allowance of up to $4,000 per year; a membership allowance of up to $6,000 per year; and a medical allowance of up to $1,000 per year for annual physical exam expenses not reimbursed by Tetra Tech's medical plan. In addition, the CEO is entitled to a company-paid country club membership, which he has not utilized.

        With the exception of the benefits described above and the right with other enumerated employees to participate in the nonqualified deferred compensation plan described below, there are no special employee benefit plans for the NEOs. Tetra Tech's NEOs are eligible to participate in the same employee benefit plans and on the same basis as all other Tetra Tech employees.

        Deferred Compensation Plan.    The adoption of the Deferred Compensation Plan by the Board of Directors in December 2006 resulted from a review of the prevalence of similar deferred compensation plans operated by the Peer Companies and a recommendation from the Compensation Committee that the Deferred Compensation Plan should be adopted. The Deferred Compensation Plan is available to Tetra Tech's directors and a select group of management or highly compensated employees, including the executive officers. A primary rationale for adopting the plan was to provide an opportunity for individual retirement savings on a tax- and cost-effective basis, recognizing that Tetra Tech does not sponsor a pension plan on behalf of the NEOs or other employees covered by the plan. Tetra Tech does not make matching contributions under the Deferred Compensation Plan other than potential restoration of matching amounts to make up for certain limits applicable to Tetra Tech's 401(k) plan, at the discretion of Tetra Tech's Deferred Compensation Plan Committee. The Deferred Compensation Plan administrator is the Deferred Compensation Plan Committee. Please refer to the table entitled "Nonqualified Deferred

Compensation—Fiscal 2012" in this proxy statement and the information set forth below that table for additional information regarding the Deferred Compensation Plan.

Summary of Fiscal Year 2013 Compensation

        After the end of fiscal 2012, the Compensation Committee again retained Towers Watson to perform an independent assessment of the competitiveness of the CEO's and other NEOs' cash and equity-based compensation and offer recommendations. Based upon its review of the Towers Watson report and other considerations, the Compensation Committee increased base salaries effective November 17, 2012, as follows:

Named Executive Officers	Fiscal 2013 Base Salary ($)	Fiscal 2012 Base Salary ($)	% Increase
Dan L. Batrack.	900,000	800,000	13
Steven M. Burdick.	430,000	400,000	8
James R. Pagenkopf	430,000	400,000	8
Ronald J. Chu	430,000	400,000	8
Frank C. Gross, Jr.	450,000	440,000	2

        These adjustments allowed for continued emphasis on pay for performance with better external competitive alignment and internal equity in relation to other Tetra Tech executives. With respect to the Compensation Committee's analysis of CEO compensation for fiscal 2013, Towers Watson performed an independent assessment of the competitiveness of the CEO's compensation and offered recommendations on near- and longer-term pay actions. Towers Watson's review included competitive analyses of (i) the CEO's total direct compensation opportunity, including base salary, target bonus opportunity, and long-term, equity-based award value; and (ii) the pay-for-performance alignment in relation to certain Peer Companies for which relevant information was available. With the Compensation Committee approved increase to a base salary of $900,000, Mr. Batrack's base salary was close to the 50th percentile (or $950,000) for CEOs of the Peer Companies.

        With respect to cash incentive awards for fiscal 2013, the Compensation Committee determined, based upon Peer Company information (using the same group of Peer Companies as was used in fiscal 2012), that (i) targets for the CFO and the Group Presidents should be maintained at 75% of base salary and (ii) the target for the CEO should be maintained at 120%. Achievement of the variable cash incentive awards in fiscal 2013 will continue to be measured solely on the basis of annual performance, as measured against the AOP approved by the Board of Directors for fiscal 2013.

        In November 2012, the Compensation Committee made its fiscal 2013 annual awards to Tetra Tech's NEOs under the EIP and the Policy. To more closely reflect Peer Company practice, the Compensation Committee modified the equity mix from fiscal 2012, to consist of 40% stock options, 40% performance-based restricted stock, and 20% time-vested RSUs, based on the respective values of these awards. With respect to the CEO, based on in part on recommendations provided by Towers Watson, the equity award was equivalent to 250% of the CEO's fiscal 2013 base salary, with 40%, 40% and 20% allocated to stock options, performance-based restricted stock and time-vested RSUs, respectively. Grants of stock options, and awards of performance shares and RSUs were made to the NEOs as follows:

Named Executive Officers	Stock Options	Performance Shares	RSUs
Dan L. Batrack	102,500	37,000	18,500
Steven M. Burdick	16,000	6,400	3,200
James R. Pagenkopf.	21,500	8,600	4,300
Ronald J. Chu	20,875	8,350	4,175
Frank C. Gross, Jr.	13,000	5,200	2,600

        All options were granted at an exercise price of $24.26, the closing selling price of Tetra Tech's common stock on the grant date, and vest over four years. Vesting as to all performance shares is performance-based. Vesting as to all restricted stock units is time-based, with equal annual vesting over four years.

Compensation Committee Report

        The information contained in this report shall not be deemed to be "soliciting material," to be "filed" with the SEC or be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that Tetra Tech specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

        The Compensation Committee has reviewed and discussed the CD&A section of this proxy statement with Tetra Tech's management. Based on that review and those discussions, the Compensation Committee recommended to the Board of Directors that the CD&A section be included in this proxy statement and incorporated by reference into Tetra Tech's Annual Report on Form 10-K for its 2012 fiscal year.

Submitted by the Compensation Committee

J. Kenneth Thompson, Chairperson
Hugh M. Grant
Patrick C. Haden
J. Christopher Lewis
Richard H. Truly

Compensation Committee Interlocks and Insider Participation

        The members of the Compensation Committee for fiscal 2012 were Hugh M. Grant, Patrick C. Haden, J. Christopher Lewis, J. Kenneth Thompson and Richard H. Truly. No member of the Compensation Committee was at any time during the 2012 fiscal year one of our officers or employees, and no member had any relationship with us requiring disclosure under Item 404 of Regulation S-K. None of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board of Directors or the Compensation Committee during the 2012 fiscal year.

Summary of Compensation

        The following table sets forth the compensation earned by the NEOs for services rendered in all capacities to us and our subsidiaries for each of the last three fiscal years during which such individuals served as executive officers. Our NEOs for fiscal 2012 include our CEO, CFO and the three most highly compensated executive officers (other than the CEO and CFO) in fiscal 2012 who were serving as executive officers at the end of fiscal 2012. No executive officer who would have otherwise been includable in such table on the basis of total compensation earned for fiscal 2012 has been excluded by reason of his or her termination of employment or change in executive officer status during the fiscal year.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)(4)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Dan L. Batrack	2012	791,250	—	675,900	1,239,000	1,250,000	41,586	3,997,736
Chairman and Chief	2011	720,865	—	587,000	890,954	1,185,000	31,986	3,415,805
Executive Officer	2010	638,846	—	766,500	679,000	960,000	31,057	3,075,403
Steven M. Burdick(6)	2012	400,000	—	112,650	227,150	367,000	45,446	1,152,246
Executive Vice President	2011	338,230	—	77,484	149,235	355,000	28,150	948,099
and Chief Financial	2010	271,938	—	84,315	162,475	165,000	28,920	712,648
Officer
James R. Pagenkopf	2012	386,539	—	161,405	295,782	300,000	25,902	1,169,628
Executive Vice President and	2011	295,961	—	151,469	287,279	300,000	14,350	1,049,059
President of Engineering and	2010	263,539	—	84,315	97,000	225,000	16,800	686,654
Consulting Services
Ronald J. Chu	2012	386,539	—	163,748	300,069	312,000	36,137	1,198,493
Executive Vice President and	2011	297,911	—	154,780	293,578	290,000	28,150	1,064,419
President of Technical	2010	292,346	—	150,336	285,306	225,000	28,265	981,253
Support Services
Frank C. Gross, Jr.(7)	2012	440,000	—	450,600	166,786	347,000	37,347	1,441,733
Executive Vice President and	2011	84,615	210,000	216,500	248,100	140,000	4,657	903,872
President of Remediation and
Construction Management

(1)
The fiscal 2012 base salaries disclosed in the CD&A section of the proxy statement, other than for Messrs. Burdick and Gross, became effective on November 12, 2011, and were not retroactive to the beginning of fiscal 2012. Accordingly, during the period from October 3, 2011 to November 12, 2011, the NEOs, other than Messrs. Burdick and Gross who did not receive base salary increases in November 2011, received compensation based on their prior base salaries. This resulted in fiscal 2012 salary totals in the Compensation Table being different than the base salaries that became effective on November 12, 2011. Effective November 17, 2012, the annual base salaries for the NEOs for fiscal 2013 were increased to the following levels: Mr. Batrack, $900,000; Mr. Burdick, $430,000; Mr. Pagenkopf, $430,000; Mr. Chu, $430,000; and Mr. Gross, $450,000.

(2)
The amounts in the Stock Awards column represent the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718, of performance shares issued under the EIP and the Policy. For each award, the grant date fair value is calculated using the closing price of our common stock on the grant date as if these awards were vested and issued on the grant date, based upon the probable outcome of applicable performance conditions (100% vesting), estimated as of the grant date. The amounts shown disregard estimated forfeitures. There can be no assurance that these grant date fair values will ever be realized by the NEOs. See the "Grant of Plan-Based Awards—Fiscal 2012" table below for information on awards made in fiscal 2012. The maximum values that could have been earned for performance-based awards (140% vesting) were: for Mr. Batrack, $946,260, $821,800 and $1,073,100 for fiscal 2012, 2011 and 2010, respectively; for Mr. Burdick, $157,710, $108,478 and $118,048 for fiscal 2012, 2011 and 2010, respectively; for Mr. Pagenkopf, $225,967, $212,057 and $118,048 for fiscal 2012, 2011 and 2010, respectively; for Mr. Chu, $229,247, $216,692 and $210,471 for fiscal 2012, 2011 and 2010, respectively; and for Mr. Gross, $630,840 for fiscal 2012.

(3)
The amounts in the Options Awards column represent the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718, of stock option awards issued during the applicable fiscal year pursuant to the EIP. For information on the valuation assumptions relating to stock option grants, refer to the note on Stockholders' Equity and Stock Compensation Plans in the notes to consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year in which the stock option was granted. There can be no assurance that these grant date fair values will ever be realized by the NEOs. See the "Grant of Plan-Based Awards—Fiscal 2012" table below for information on stock option grants made in fiscal 2012.

(4)
The amounts listed in this column for fiscal 2012 reflect the cash awards paid to the NEOs under the ECP and the Policy for fiscal 2012 performance, as further described in the CD&A section of this proxy statement and the "Grants of Plan-Based Awards—Fiscal 2012" table below. The amounts listed in this column for fiscal 2011 and 2010 reflect the cash awards paid to the NEOs under the Policy for performance in those fiscal years.

(5)
Consists of the employer contribution made on behalf of each of these officers to our qualified retirement plan as well as automobile, membership, estate/financial planning and medical allowances described in the CD&A section of this proxy statement.

(6)
Mr. Burdick's fiscal 2011 base salary was increased from $283,500 to $400,000 effective April 1, 2011 as a result of his promotion from Corporate Controller to CFO. His base salary was not increased on November 12, 2011.

(7)
Mr. Gross has served as President of Remediation and Construction Management since July 18, 2011. On his hire date, his base salary was set at $440,000 and this amount was not increased on November 12, 2011. Pursuant to his employment offer, Mr. Gross received, on his hire date, a $210,000 sign-on bonus, and grants of 30,000 options that vest in equal annual installments over four years and 10,000 shares of time-based restricted stock that vest in equal annual installments over three years.

        The following table provides information on stock option, performance share and cash-based performance awards in fiscal 2012 to each of our NEOs. There can be no assurance that the Grant Date Fair Value of Stock and Option Awards, as listed in this table, will ever be realized. These Grant Date Fair Value amounts also are included in the "Stock Awards" and "Option Awards" columns of the Summary Compensation table.

Grants of Plan-Based Awards—Fiscal 2012

								All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options(3)(4) (#)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Dan L. Batrack	(1)	—	960,000	1,616,000
	11/11/11								150,000	22.53	1,239,000
	11/11/11(2)				—	30,000	42,000	30,000			675,900
Steven M. Burdick	(1)	—	300,000	504,000
	11/11/11								27,500	22.53	227,150
	11/11/11(2)				—	5,000	7,000	5,000			112,650
James R. Pagenkopf	(1)	—	300,000	504,000
	11/11/11								35,809	22.53	295,782
	11/11/11(2)				—	7,164	10,030	7,164			161,404
Ronald J. Chu	(1)	—	300,000	504,000
	11/11/11								36,328	22.53	300,069
	11/11/11(2)				—	7,268	10,175	7,268			163,748
Frank C. Gross, Jr.	(1)	—	330,000	554,400
	11/11/11								20,192	22.53	166,786
	11/11/11(2)				—	20,000	28,000	20,000			450,600

(1)
This row represents the possible annual cash incentive awards under the ECP and the Policy for fiscal 2012. More information about these payments appears above in the CD&A section of this proxy statement. The actual award payments, as determined by the Compensation Committee on November 16, 2012, are included in the "Non-Equity Incentive Plan Compensation" column in the Summary Compensation Table above. The target and maximum values are calculated by multiplying: (i) 120% and 202%, respectively, by Mr. Batrack's annual base salary; and (ii) 75% and 126%, respectively, by Messrs. Burdick, Pagenkopf, Chu and Gross' respective annual base salaries, as in effect at the end of fiscal 2012. The Policy for fiscal 2012 did not contain a threshold value.

(2)
The amounts shown in these rows reflect, in share amounts, the threshold, target and maximum potential awards of performance shares granted under the EIP in accordance with the Policy, as further discussed in the CD&A section of this proxy statement. Vesting is performance based over a three-year period and is completely at risk. The number of shares that vest, from 0% to 140% of the installment, is based on the growth in our Adjusted EPS. Accordingly, there is no threshold value. For addition detail on the grant date fair value of these shares, see footnote 2 to the Summary Compensation Table above.

(3)
These awards will vest in full and, if applicable, become immediately exercisable in the event of a change in control, as defined in each NEO's change in control agreement. We refer you to "Potential Payments Upon Termination or Change in Control" table below for further information.

(4)
These stock option awards were granted under the EIP. The options vest as to 25% of the shares subject to the options on each of the first through fourth anniversaries of the grant date. The options have a maximum term of eight years subject to earlier termination upon cessation of service. The exercise price of each option may be paid in cash or in shares of common stock valued at the closing price on the exercise date, or may be paid with the proceeds from a same-day sale of the purchased shares.

        The following table shows the number of our common shares covered by exercisable and unexercisable stock options and the number of unvested performance shares held by our NEOs as of September 30, 2012.

Outstanding Equity Awards at 2012 Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)*
Dan L. Batrack	2,250	—	11.80	1/20/13	(1)
	30,000	—	24.56	1/20/14	(2)
	15,413	—	15.79	1/18/15	(3)
	15,000	—	18.07	3/6/14	(4)
	40,000	—	17.71	12/5/14	(5)
	30,000	—	23.68	11/16/15	(6)
	37,500	12,500	16.98	11/14/16	(7)
	35,000	35,000	25.55	11/13/17	(8)
	25,000	75,000	23.48	11/12/18	(9)
	—	150,000	22.53	11/11/19	(10)
						2,500	(7)	65,650
						10,000	(11)	262,600
						16,666	(12)	437,649
						30,000	(13)	787,800
Steven M. Burdick	25,000	—	18.07	3/6/14	(4)
	16,750	—	17.71	12/5/14	(5)
	16,750	—	23.68	11/16/15	(6)
	12,563	4,187	16.98	11/14/16	(7)
	8,376	8,374	25.55	11/13/17	(8)
	4,188	12,562	23.48	11/12/18	(9)
	—	27,500	22.53	11/11/19	(10)
						1,100	(11)	28,886
						2,200	(12)	57,772
						5,000	(13)	131,300
James R. Pagenkopf	8,000	—	24.56	1/20/14	(2)
	1,500	—	18.07	3/6/14	(4)
	4,000	—	17.71	12/5/14	(5)
	8,000	—	23.68	11/16/15	(6)
	8,000	2,000	16.98	11/14/16	(7)
	5,000	5,000	25.55	11/13/17	(8)
	8,061	24,183	23.48	11/12/18	(9)
	—	35,809	22.53	11/11/19	(10)
						1,100	(11)	28,886
						4,300	(12)	112,918
						7,164	(13)	188,127
Ronald J. Chu	1,000	—	18.54	11/13/14	(14)
	5,000	—	17.71	12/5/14	(5)
	10,000	—	23.68	11/16/15	(6)
	13,313	4,437	16.98	11/14/16	(7)
	14,707	14,706	25.55	11/13/17	(8)
	8,238	24,713	23.48	11/12/18	(9)
	—	36,328	22.53	11/11/19	(10)
						1,961	(11)	51,496
						4,394	(12)	115,386
						7,268	(13)	190,858
Frank C. Gross, Jr.	7,500	22,500	21.65	7/18/19	(15)
	—	20,192	22.53	11/11/19	(10)
						6,666	(16)	175,049
						20,000	(13)	525,200

*
The market value of the unvested performance shares is calculated by multiplying the number of shares that have not vested by the closing price of our common stock at September 28, 2012 (the last business day of our fiscal year), which was $26.26.

Vesting Schedule for Outstanding Stock Options and Unvested Performance Shares

Note	Grant Dates	Vesting Dates
(1)	1/20/03	25% on 1/20/04; pro-rata monthly for next 36 months
(2)	1/20/04	25% on 1/20/05; pro-rata monthly for next 36 months
(3)	1/18/05	25% on 1/18/06; pro-rata monthly for next 36 months
(4)	3/6/06	25% on 3/6/07; 25% annually for next 3 years
(5)	12/5/06	25% on 12/5/07; 25% annually for next 3 years
(6)	11/16/07	25% on 11/16/08; 25% annually for next 3 years
(7)	11/14/08	25% on 11/14/09; 25% annually for next 3 years
(8)	11/13/09	25% on 11/13/10; 25% annually for next 3 years
(9)	11/12/10	25% on 11/12/11; 25% annually for next 3 years
(10)	11/11/11	25% on 11/11/12; 25% annually for next 3 years
(11)	11/13/09	Annually over 3 years based on Adjusted EPS growth, as further described in the CD&A
(12)	11/12/10	Annually over 3 years based on Adjusted EPS growth, as further described in the CD&A
(13)	11/11/11	Annually over 3 years based on Adjusted EPS growth, as further described in the CD&A
(14)	11/13/06	25% on 11/13/07; 25% annually for next 3 years
(15)	7/18/11	25% on 7/18/12; 25% annually for next 3 years
(16)	7/18/11	33.3% on 7/18/12; 33.3% annually for next 2 years

        Outstanding options under the EIP have a maximum term of eight years measured from the applicable grant date. Outstanding options under our earlier plans have a maximum term of ten years measured from the applicable grant date. All options are subject to earlier termination in the event of the optionee's cessation of service with us. The exercise price for each outstanding option is equal to the closing price per share of common stock on the grant date.

        The following table shows the number of shares acquired by each of the NEOs during fiscal 2012 through stock option exercises and vesting of performance shares. The table also presents the value realized upon such exercises and vesting, as calculated, in the case of stock options, based on the difference between the market price of our common stock at exercise and the option exercise price, and as calculated, in the case of performance shares, based on the closing price per share of our common stock on the NASDAQ Global Select Market on the vesting date.

Options Exercised and Stock Vested—Fiscal 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Vested (#)	Value Realized on Vesting ($)
Dan L. Batrack	5,200	15,392	26,666	598,185
Steven M. Burdick	—	—	3,520	78,877
James R. Pagenkopf	3,000	5,070	3,681	82,933
Ronald J. Chu	4,000	13,600	5,764	129,408
Frank C. Gross, Jr.	—	—	3,334	90,685

        The following table shows each NEO's contributions and earnings during fiscal 2012 and account balance as of September 30, 2012, under the Deferred Compensation Plan.

Nonqualified Deferred Compensation—Fiscal 2012

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals or Distributions ($)	Aggregate Balance at Last Fiscal Year-end ($)(4)
Dan L. Batrack	342,500	—	7,428	353,624	1,119,480
Steven M. Burdick	377,545	—	150,560	—	907,213
James R. Pagenkopf	68,654	—	31,920	—	274,081
Ronald J. Chu	64,096	—	71,979	—	542,499
Frank C. Gross, Jr.	—	—	—	—	—

(1)
These amounts were included in the "Salary" and/or "Non-Equity Incentive Plan Compensation" columns, as applicable, of the Summary Compensation Table.

(2)
We did not make any contributions to the Deferred Compensation Plan during fiscal 2012.

(3)
None of the amounts is included in the Summary Compensation Table because plan earnings were not preferential or above-market.

(4)
None of the amounts is included in Summary Compensation Table because we did not make any contributions to the Deferred Compensation Plan during fiscal 2012.

        The Deferred Compensation Plan is an unfunded and unsecured deferred compensation arrangement that is designed to allow the participants to defer a percentage of their base salary and/or bonuses in a manner similar to the way in which our 401(k) plan operates, but without regard to the maximum deferral limitations imposed on 401(k) plans by the Internal Revenue Code. The Deferred Compensation Plan is designed to comply with Internal Revenue Code Section 409A. As required by applicable law, participation in the Deferred Compensation Plan is limited to a group of our management employees, which group includes each of our NEOs. Since the adoption of the Deferred Compensation Plan by the Board of Directors in 2006, the Company has not made any contribution on behalf of any participant.

        Amounts deferred by each participant pursuant to the Deferred Compensation Plan are credited to a bookkeeping account maintained on behalf of that participant. Amounts credited to each participant under the Deferred Compensation Plan are periodically adjusted for earnings and/or losses at a rate that is equal to one or more of the measurement funds selected by the Deferred Compensation Plan Committee and elected by a participant. As of the end of fiscal 2012, the measurement funds consisted of the following: Fidelity VIP Money Market Initial, PIMCO VIT Total Return Admin., PIMCO VIT Real Return Admin., PIMCO VIT Global Bond Admin., MainStay VP High Yield Corporate Bond Initial, MainStay VP T. Rowe Price Equity Income Initial, Fidelity VIP Index 500 Initial, American Funds IS Growth 2, Invesco V.I. American Value I, Fidelity VIP III Mid Cap Initial, Delaware VIP Small Cap Value Std., DWS VIT Small Cap Index A, MFS VIT II International Value Initial, Invesco VIF International Growth I, MainStay VP DFA/DuPont Capital Emerging Markets Eq., and Invesco VIF Global Real Estate I. In addition, we may credit additional matching amounts to a participant's account for any plan year as determined by the Compensation Committee, including a matching contribution on deferrals over the IRS limitation on compensation that may be taken into account under our 401(k) plan. Distributions are made in accordance with elections filed by participants.

Potential Payments Upon Termination or Change in Control

        None of our NEOs have an employment agreement with us. Their employment may be terminated at any time at the discretion of the Board of Directors.

        We have entered into a change in control agreement with each of our NEOs. The term of these agreements is five years. The agreements provide that if the NEO's employment is terminated by us without cause or by the NEO with good reason, in each case, in connection with or within two years of a change in control that occurs during the term of the agreement, we will pay or provide the following severance benefits:

  •
  severance pay equal to two times (in the case of Mr. Batrack) and one times (in the case of our other NEOs) the sum of the NEO's base salary and target bonus for the year of termination (regardless of actual performance);

  •
  a pro-rata target bonus for the year of termination (regardless of actual performance), based on the number of days the NEO worked during the year; and

  •
  for a period of one year (two years in the case of Mr. Batrack) immediately following the termination, the NEO and his or her dependents will be provided with medical benefits substantially similar to those provided immediately prior to the date of termination at no greater cost to the NEO than such costs immediately prior to such termination date.

        Under the terms of the change in control agreements, if an NEO's employment is terminated due to his or her death or disability, in each case, within two years of a change in control that occurs during the term of the agreement, we will pay a pro-rata target bonus for the year of termination, based on the number of days the NEO worked during the year.

        Each NEO will also be paid or provided with any unpaid base salary, accrued vacation and unreimbursed expenses through the date of his employment termination, together with any benefits to which the NEO is entitled under our benefits programs.

        In addition, upon the occurrence of a change in control, all outstanding unvested stock options and performance shares held by the NEOs will vest (regardless of whether any applicable performance targets have been met), subject to their remaining employed by us on such change in control date.

        The payments and benefits described above will be reduced to the extent that they would result in triggering excise taxes under Section 4999 of the Internal Revenue Code (or be within $1,000 of doing so), unless the NEO would be better off by at least $50,000 on an after-tax basis, after taking into account all taxes and receiving the full amount of the payments and benefits. In that case, the payment and benefits would not be reduced. In no event are we obligated to provide any tax gross-up or similar payment to cover any NEO's Section 4999 excise tax.

        A "change in control" for purposes of the change in control agreements generally consists of one or more of the following events:

  •
  an acquisition by any person of beneficial ownership of securities representing 50% or more of the combined voting power of our voting securities (on one date or during any 12-month period);

  •
  the consummation of a merger, reorganization or consolidation, if our stockholders (together with any trustee or fiduciary acquiring securities under any benefit plan) do not own more than 50% of the combined voting power of the merged company's then-outstanding securities (other than a recapitalization in which no person acquires more than 50% of the combined voting power of our outstanding securities);

  •
  during any two consecutive years, individuals who at the beginning of such period constitute the board cease to constitute at least a majority of the board (excluding any board member whose appointment is approved by at least a majority of the then-incumbent directors, other than in connection with an actual or threatened proxy contest); or

  •
  a sale of all or substantially all of our assets (other than a sale to an entity in which our stockholders own 50% or more of the voting securities of such entity).

        A termination for "good reason" for purposes of the change in control agreements generally includes any of the following actions by us in connection with or following a change in control:

  •
  a material diminution of the NEO's base salary, annual bonus opportunity or both;

  •
  a material diminution in the NEO's authority, duties or responsibilities;

  •
  a material diminution in the authority, duties or responsibilities of the supervisor to whom the NEO is required to report;

  •
  a material diminution in the budget over which the NEO retains authority; or

  •
  a material change in the geographic location at which the NEO officer must perform his services.

        An NEO officer will only be entitled to terminate his employment for good reason if he has provided us with notice of the occurrence of a condition described above within 60 days of its initial existence and we have failed to remedy such condition within 30 days after receipt of the notice.

        A termination for "cause" means:

  •
  the willful and continued failure of the NEO to perform substantially his duties (other than a failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the NEO by the board of directors or chief executive officer; or

  •
  the willful engaging by the NEO in illegal conduct or gross misconduct that is materially and demonstrably injurious to the company.

Assumptions Regarding the Tables

        The tables below were prepared as though a change in control occurred on September 30, 2012 (the last day of our most recent fiscal year), and the employment of each of our NEOs was terminated on this date. For purposes of any calculations involving equity awards, we have used the closing share price of our common stock on September 28, 2012 (the last business day of our fiscal year), which was $26.26. We are required by the SEC to use these assumptions. However, the NEOs' employment was not terminated on September 30, 2012, and a change in control did not occur on this date. As a result, there can be no assurance that a termination of employment, a change in control or both would produce the same or similar results as those described if either or both of them occur on any other date or at any other price, or if any assumption used in this disclosure is not correct in fact. All amounts set forth below are estimates only.

  Equity Award Assumptions

    •
    stock options that become vested due to a change in control are valued based on their option spread (i.e, the difference between the fair market value of a share of common stock at the time of the change in control and the exercise price).

    •
    the value of restricted shares that vest upon a change in control are taken into account at full fair market value.

  Annual Bonus Assumption

    •
    given that each of the NEO's employment has been deemed to have been terminated on the last day of the fiscal year, any annual bonus with respect to such year would have been earned as of such date under the terms of our bonus program. As such, no amounts with respect to pro-rated bonuses have been included in the tables below.

Dan L. Batrack

	Termination Without Cause or With Good Reason ($)	Termination Due to Death or Disability ($)(1)	Termination Due to Resignation ($)(2)	Termination Due to Cause ($)(2)
Severance Benefits	3,520,000	—	—	—
Pro-Rated Bonus	—	—	—	—
Benefit Continuation(3)	28,000	—	—	—
Accelerated Vesting of Unvested Stock Options(4)	908,850	908,850	908,850	908,850
Accelerated Vesting of Unvested Performance Shares(4)	1,553,699	1,553,699	1,553,699	1,553,699
Golden Parachute Cut-back (if any)	—	—	—	—

Total	6,010,549	2,462,549	2,462,549	2,462,549

(1)
The only cash compensation payable is the pro-rated bonus. Other payments available from life insurance or disability plans.

(2)
The only cash compensation payable is any unpaid compensation.

(3)
The executive is also entitled to 24 months of company-paid health care coverage if terminated without cause or with good reason following a change in control.

(4)
Does not include the value associated with options to purchase our common stock and performance shares that were vested as of September 30, 2012. See "Outstanding Equity Awards at 2012 Fiscal Year-End" for information regarding outstanding vested stock options.

Steven M. Burdick

	Termination Without Cause or With Good Reason ($)	Termination Due to Death or Disability ($)(1)	Termination Due to Resignation ($)(2)	Termination Due to Cause ($)(2)
Severance Benefits	700,000	—	—	—
Pro-Rated Bonus	—	—	—	—
Benefit Continuation(3)	14,000	—	—	—
Accelerated Vesting of Unvested Stock Options(4)	182,298	182,298	182,298	182,298
Accelerated Vesting of Unvested Performance Shares(4)	217,958	217,958	217,958	217,958
Golden Parachute Cut-back (if any)	—	—	—	—

Total	1,114,256	400,256	400,256	400,256

(1)
The only cash compensation payable is the pro-rated bonus. Other payments available from life insurance or disability plans.

(2)
The only cash compensation payable is any unpaid compensation.

(3)
The executive is also entitled to 12 months of company-paid health care coverage if terminated without cause or with good reason following a change in control.

(4)
Does not include the value associated with options to purchase our common stock and performance shares that were vested as of September 30, 2012. See "Outstanding Equity Awards at 2012 Fiscal Year-End" for information regarding outstanding vested stock options.

James R. Pagenkopf

	Termination Without Cause or With Good Reason ($)	Termination Due to Death or Disability ($)(1)	Termination Due to Resignation ($)(2)	Termination Due to Cause ($)(2)
Severance Benefits	700,000	—	—	—
Pro-Rated Bonus	—	—	—	—
Benefit Continuation(3)	14,000	—	—	—
Accelerated Vesting of Unvested Stock Options(4)	222,907	222,907	222,907	222,907
Accelerated Vesting of Unvested Performance Shares(4)	329,931	329,931	329,931	329,931
Golden Parachute Cut-back (if any)	—	—	—	—

Total	1,266,838	552,838	552,838	552,838

(1)
The only cash compensation payable is the pro-rated bonus. Other payments available from life insurance or disability plans.

(2)
The only cash compensation payable is any unpaid compensation.

(3)
The executive is also entitled to 12 months of company-paid health care coverage if terminated without cause or with good reason following a change in control.

(4)
Does not include the value associated with options to purchase our common stock and performance shares that were vested as of September 30, 2012. See "Outstanding Equity Awards at 2012 Fiscal Year-End" for information regarding outstanding vested stock options.

Ronald J. Chu

	Termination Without Cause or With Good Reason ($)	Termination Due to Death or Disability ($)(1)	Termination Due to Resignation ($)(2)	Termination Due to Cause ($)(2)
Severance Benefits	700,000	—	—	—
Pro-Rated Bonus	—	—	—	—
Benefit Continuation(3)	14,000	—	—	—
Accelerated Vesting of Unvested Stock Options(4)	255,821	255,821	255,821	255,821
Accelerated Vesting of Unvested Performance Shares(4)	357,740	357,740	357,740	357,740
Golden Parachute Cut-back (if any)	—	—	—	—

Total	1,327,561	613,561	613,561	613,561

(1)
The only cash compensation payable is the pro-rated bonus. Other payments available from life insurance or disability plans.

(2)
The only cash compensation payable is any unpaid compensation.

(3)
The executive is also entitled to 12 months of company-paid health care coverage if terminated without cause or with good reason following a change in control.

(4)
Does not include the value associated with options to purchase our common stock and performance shares that were vested as of September 30, 2012. See "Outstanding Equity Awards at 2012 Fiscal Year-End" for information regarding outstanding vested stock options.

Frank C. Gross, Jr.

	Termination Without Cause or With Good Reason ($)	Termination Due to Death or Disability ($)(1)	Termination Due to Resignation ($)(2)	Termination Due to Cause ($)(2)
Severance Benefits	770,000	—	—	—
Pro-Rated Bonus	—	—	—	—
Benefit Continuation(3)	14,000	—	—	—
Accelerated Vesting of Unvested Stock Options(4)	179,041	179,041	179,041	179,041
Accelerated Vesting of Unvested Performance Shares(4)	700,249	700,249	700,249	700,249
Golden Parachute Cut-back (if any)	—	—	—	—

Total	1,663,290	879,290	879,290	879,290

(1)
The only cash compensation payable is the pro-rated bonus. Other payments available from life insurance or disability plans.

(2)
The only cash compensation payable is any unpaid compensation.

(3)
The executive is also entitled to 12 months of company-paid health care coverage if terminated without cause or with good reason following a change in control.

(4)
Does not include the value associated with options to purchase our common stock and performance shares that were vested as of September 30, 2012. See "Outstanding Equity Awards at 2012 Fiscal Year-End" for information regarding outstanding vested stock options.

Confidentiality

        Each of our NEOs has agreed to maintain the confidentiality of our information and not to use such information, except for our benefit, at all times during and after his or her employment with us.

 Certain Transactions with Related Persons

        We did not have any related person transactions in fiscal 2012.

Review, Approval or Ratification of Transactions with Related Persons

        Our Board of Directors has adopted a written related person transactions policy. Under the policy, the Audit Committee (or other committee designated by the Nominating and Corporate Governance Committee) reviews transactions between us and "related persons." For purposes of the policy, a related person is a director, executive officer, nominee for director, or a greater than 5% beneficial owner of our common stock, in each case, since the beginning of the last fiscal year, and their immediate family members.

        The policy provides that, barring special facts or circumstances, a related person does not have a direct or indirect material interest in the following categories of transactions:

    •
    employment-related compensation to executive officers that is determined by the Compensation Committee;

    •
    compensation to non-employee directors that is reported in our proxy statement;

    •
    transactions with another company at which:

    •
    the related person's only relationship is as a beneficial owner of less than 10% of that company's shares or as a limited partner holding interests of less than 10% in such partnership; or

    •
    the related person is the beneficial owner of less than a majority interest in that company if the related person is solely related to us because of his or her beneficial ownership of greater than 5% of our common stock;

    •
    transactions where the related person's interest arises solely from the ownership of publicly traded securities issued by us and all holders of such securities receive proportional benefits;

    •
    transactions involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services;

    •
    transactions where the rates or charges involved are determined by competitive bids;

    •
    transactions involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority;

    •
    ordinary course of business travel and expenses, advances and reimbursements; and

    •
    payments made pursuant to (i) directors' and officers' insurances policies; (ii) our certificate of incorporation or bylaws; and/or (iii) any policy, agreement or instrument previously approved by our Board of Directors, such as indemnification agreements.

        Related person transactions that do not fall into one of the above categories must be reviewed by our Disclosure Committee, which consists of an internal team of senior representatives from our finance, accounting, legal, human resources, tax, treasury, investor relations and information technology departments. The Disclosure Committee determines whether a related person could have a significant interest in such a transaction, and any such transaction is referred to the Audit Committee (or other designated committee). Transactions may also be identified through our Code of Business Conduct, our quarterly certification process or our other policies and procedures and reported to the Audit Committee (or other designated committee). The Disclosure Committee will review the material facts of all related person transactions and either approve, ratify, rescind, or take other appropriate action (in its discretion) with respect to the transaction.

REPORT OF THE AUDIT COMMITTEE

        The information contained in this report shall not be deemed to be "soliciting material" or "filed" with the SEC or be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that Tetra Tech specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

        Management is responsible for the Company's internal controls and the financial reporting process. The Company's independent registered public accounting firm is responsible for performing an independent audit of the Company's consolidated financial statements and internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes, but the Audit Committee is not responsible for preparing the Company's financial statements or auditing those financial statements, which are the responsibilities of management and the independent auditors, respectively.

        The Audit Committee has reviewed with PricewaterhouseCoopers LLP, the Company's independent registered public accounting firm, the matters that are required to be discussed with the Audit Committee under generally accepted auditing standards. The Audit Committee has also discussed with the Company's internal auditors and PricewaterhouseCoopers LLP the overall scope and plan for their respective audits. The Audit Committee meets regularly with the internal auditors and independent auditors to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

        In the context of the foregoing, the Audit Committee has reviewed the audited financial statements of the Company for the fiscal year ended September 30, 2012 with management. In connection with that review, management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has also reviewed management's report on its assessment of internal controls over financial reporting, as required under the Sarbanes-Oxley Act of 2002. In its report, management provided a positive assertion that internal controls over financial reporting were in place and operating effectively as of September 30, 2012.

        The Audit Committee has discussed the consolidated financial statements with PricewaterhouseCoopers LLP and it has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), adopted by the PCAOB in Rule 3200T. The Audit Committee has also received a letter from PricewaterhouseCoopers LLP regarding its independence from the Company as required by PCAOB Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence), has discussed with PricewaterhouseCoopers LLP the independence of the firm, and has considered all of the above communications as well as all audit, audit-related and non-audit services provided by PricewaterhouseCoopers LLP. In reliance upon the foregoing, the Audit Committee has determined that PricewaterhouseCoopers LLP is an independent registered public accounting firm with respect to the Company within the meaning of the Securities Act of 1933 and the regulations thereunder adopted by the Securities and Exchange Commission and the PCAOB.

        Based on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2012, for filing with the Securities and Exchange Commission.

                      Submitted by the Audit Committee
                      Hugh M. Grant,                       Chairperson
                      J. Christopher Lewis
                      J. Kenneth Thompson

STOCKHOLDER PROPOSALS FOR 2014 ANNUAL MEETING OF STOCKHOLDERS

Requirements for Stockholder Proposals to be Considered for Inclusion in Our Proxy Materials.

        Our stockholders may submit proposals on matters appropriate for stockholder action at meetings of our stockholders in accordance with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2014 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received no later than September 13, 2013. Such proposals should be delivered to Tetra Tech, Inc., Attn: Secretary, 3475 E. Foothill Boulevard, Pasadena, California 91107.

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting.

        Our bylaws provide that, except in the case of proposals made in accordance with Rule 14a-8, for stockholder nominations to the Board or other proposals to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to the Secretary of Tetra Tech, Inc. not less than 60 nor more than 90 days prior to the anniversary of the date on which we mailed our proxy materials for our immediately preceding annual meeting of stockholders (as specified in our proxy materials for our immediately preceding annual meeting of stockholders). To be timely for the 2014 Annual Meeting of Stockholders, a stockholder's notice must be delivered to or mailed and received by the Secretary at our principal executive offices on or between October 13, 2013 and November 12, 2013. However, in the event that the annual meeting is called for a date that is not within 30 days of the anniversary of the date on which the immediately preceding annual meeting of stockholders was called, to be timely, notice by the stockholder must be so received not later than the close of business on the tenth day following the date on which public announcement of the date of the annual meeting is first made. The public announcement of an adjournment of an annual meeting of stockholders will not commence a new time period for the giving of a stockholder's notice as provided above. A stockholder's notice to the Secretary must set forth the information required by our bylaws with respect to each matter the stockholder proposes to bring before the annual meeting.

        The proxy solicited by the Board for the 2014 Annual Meeting of Stockholders will confer discretionary authority to vote on (i) any proposal presented by a stockholder at that meeting for which we have not been provided with notice on or prior to November 12, 2013; and (ii) on any proposal made in accordance with the bylaw provisions, if the 2014 proxy statement briefly describes the matter and how management's proxy holders intend to vote on it, if the stockholder does not comply with the requirements of Rule 14a-4(c)(2) of the Exchange Act.

PROXY SOLICITATION AND COSTS

        We will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing and mailing of the Notice of Internet Availability of Proxy Materials, this proxy statement, the proxy and any additional solicitation material that we may provide to stockholders. Copies of solicitation material will be provided to brokerage firms, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. In addition, we have retained The Proxy Advisory Group, LLC to act as a proxy solicitor in conjunction with the annual meeting. We have agreed to pay that firm $10,000, plus reasonable out-of-pocket expenses, for proxy solicitation services. Further, the original solicitation of proxies by mail may be supplemented by solicitation by telephone and other means by our directors, officers and employees. No additional compensation will be paid to these individuals for any such services.

STOCKHOLDERS SHARING THE SAME ADDRESS

        The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called "householding." Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our Annual Report and proxy materials, including the Notice of Internet Availability of Proxy Materials, unless the affected stockholder has provided contrary instructions. This procedure reduces our printing costs and postage fees.

        Once again this year, a number of brokers with account holders who beneficially own our common stock will be householding our annual report and proxy materials, including the Notice of Internet Availability of Proxy Materials. A single Notice of Internet Availability of Proxy Materials and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions has been received from the affected stockholders. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge Financial Solutions, either by calling toll-free (800) 542-1061, or by writing to Broadridge Financial Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

        Upon written or oral request, we will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, a separate set of proxy materials to any beneficial owner at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, a separate set of proxy materials, you may write or call the Investor Relations Department at Tetra Tech, Inc., 3475 E. Foothill Boulevard, Pasadena, California 91107, Attention: Investor Relations, telephone (626) 351-4664.

        Any stockholders who share the same address and currently receive multiple copies of our Notice of Internet Availability of Proxy Materials or annual report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding.

FORM 10-K

        WE WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2012, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS, SCHEDULES AND LIST OF EXHIBITS, AND ANY PARTICULAR EXHIBIT SPECIFICALLY REQUESTED. REQUESTS SHOULD BE SENT TO: TETRA TECH, INC., 3475 E. FOOTHILL BOULEVARD, PASADENA, CALIFORNIA 91107, ATTN: INVESTOR RELATIONS. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE AT WWW.TETRATECH.COM.

 OTHER MATTERS

        Our Board of Directors knows of no other matters to be presented for stockholder action at the 2013 annual meeting. However, if other matters properly come before the meeting or any adjournments or postponements thereof, the Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Janis B. Salin Senior Vice President, General Counsel and Secretary

Pasadena, California
January 11, 2013

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0000154293_1 R1.0.0.51160 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Dan L. Batrack 02 Hugh M. Grant 03 Patrick C. Haden 04 J. Christopher Lewis 05 Albert E. Smith 06 J. Kenneth Thompson 07 Richard H. Truly TETRA TECH, INC. C/O COMPUTERSHARE P.O. BOX 43070 PROVIDENCE, RI 02940-3070 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 To vote on an advisory resolution to approve executive compensation; 3 To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for fiscal year 2013. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000154293_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement, Shareholder Letter is/are available at www.proxyvote.com . TETRA TECH, INC. Annual Meeting of Stockholders February 26, 2013, 10:00 AM Pacific Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Dan L. Batrack and Janis B. Salin, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of TETRA TECH, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 10:00 AM, PST on 02/26/2013, at the The Westin Pasadena, 191 N. Los Robles Avenue, Pasadena, CA 91101, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side